Exhibit 10.7

MARINA VILLAGE

LEASE

G&I IX MARINA VILLAGE OFFICE PARK LP,

a Delaware limited partnership

as Landlord,

and

SCRIBE THERAPEUTICS INC.,

a Delaware corporation

as Tenant

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Lease. Each reference in the Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

TERMS OF LEASE (References are to the Lease)	DESCRIPTION

1. Date:	August 15, 2019

2. Landlord:	G&I IX MARINA VILLAGE OFFICE PARK LP, a Delaware limited partnership

3. Address of Landlord (Section 24.19):	G&I IX Marina Village Office Park LP c/o DRA Advisors LLC 220 East 42nd Street 27th Floor New York, NY 10017 Attention: Asset Manager

With copies to:

CBRE 1301 Marina Village Parkway, Suite 110 Alameda, CA 94501 Attention: Property Manager Email: [*]

and

Local Capital Group The Presidio 572 Ruger Street, Suite A San Francisco, CA 94129 Attention: Dan J. Poritzky

and

Ziontz & Radick LLP 233 Wilshire Blvd., Suite 600 Santa Monica, CA 90401 Attention: Mitch Ziontz, Esq.

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TERMS OF LEASE (References are to the Lease)	DESCRIPTION

For Payments by Check via USPS:

[*] [*] [*] [*] [*]

For Payments by Check via Overnight Delivery:

[*] [*] [*] [*] [*]

For Payments by Wire or ACH:

[*] [*] [*] [*] [*] [*]

4. Tenant:	SCRIBE THERAPEUTICS INC., a Delaware corporation

5. Address of Tenant (Section 24.19):	2151 Berkeley Way Berkeley, California 94704 (Prior to Lease Commencement Date)

and

The Premises (After Lease Commencement Date)

6. Premises (Article 1):

6.1 Premises:	14,152 rentable square feet of space consisting of the entire Building (as defined below), as depicted on Exhibit A attached hereto.

6.2 Building:	The Premises are located in the building whose address is 1150 Marina Village Parkway, Alameda, California.

7. Term (Article 2):

7.1 Lease Term:	Sixty-two (62) months.

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TERMS OF LEASE (References are to the Lease)	DESCRIPTION

7.2 Lease Commencement Date:	The date of Substantial Completion of the Tenant Improvements (as such terms are defined in Exhibit B).

7.3 Lease Expiration Date:	The last day of the sixty-second (62nd) full calendar month from the Commencement Date.

7.4 Amendment to Lease:	Landlord and Tenant may confirm the Lease Commencement Date in a First Amendment to Lease in the form attached as Exhibit E to be executed pursuant to Article 2 of this Lease.
8. Base Rent (Article 3):

Months	Monthly Installment of Base Rent	Approx. Monthly Base Rental Rate per RSF of Premises
1 – 12*	$28,304.00	$2.00
13 – 24	$42,456.00	$3.00
25 – 36	$60,146.00	$4.25
37 – 48	$61,950.38	$4.38
49 – 60	$63,808.89	$4.51
61 – 62	$65,723.16	$4.64

*

Subject to abatement of Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs for the first (1st) two (2) full calendar months of the Lease Term pursuant to Section 3.2 of the Lease.

9. Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs (Section 4.2.6):	100% (14,152 rentable square feet within the Premises/14,152 rentable square feet within the Building).

10. Letter of Credit (Article 20):	Tenant shall provide a letter of credit with Landlord as the beneficiary in the amount of $675,000.00, subject to reduction as provided in Article 20.

11. Brokers (Section 24.25):	JLL representing Landlord and Colliers International representing Tenant.

12. Parking (Article 23):	Forty-two (42) unreserved parking spaces (i.e., 3 unreserved parking spaces for every 1,000 rentable square feet of the Premises.

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EXHIBITS

A	OUTLINE OF FLOOR PLAN OF PREMISES
A-1	SITE PLAN OF PROJECT
B	TENANT WORK LETTER
C	RULES AND REGULATIONS
D	FORM OF LETTER OF CREDIT
E	FORM FIRST AMENDMENT TO LEASE
F	APPROVED HAZARDOUS MATERIALS EXHIBIT

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INDEX

Page(s)

Additional Rent	3
Alterations	11
Approved Working Drawings	Exhibit B
Base Rent	3
Base, Shell and Core	Exhibit B
BOMA	2
Brokers	31
Calendar Year	4
Conservation Costs	4
Construction	32
Construction Drawings	Exhibit B
Contractor	Exhibit B
Cost Pools	5
Estimate	7
Estimate Statement	7
Estimated Expenses	7
Excluded Changes	26
Expense Year	4
Final Space Plan	Exhibit B
Force Majeure	30
Hazardous Material	9
Holidays	9
HVAC	10
Interest Rate	8
Landlord	1
Landlord Parties	13
Lease	1
Lease Commencement Date	2
Lease Expiration Date	2
Lease Term	2
Lease Year	2
Notices	30
Operating Expenses	4
Other Buildings	8
Other Existing Buildings	1
Parking Facilities	1
Parking Operator	27
Permits	Exhibit B
Premises	1
Project	1
Proposition 13	6
Rent	3
Statement	7
Subject Space	16
Subleasing Costs	18
Summary	i
Systems and Equipment	5
Tax Expenses	5
Tenant	1
Tenant Improvements	Exhibit B
Tenant Work Letter	Exhibit B
Tenant’s Share	6
Transfer Notice	16

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Transfer Premium	17
Transferee	16
Transfers	16
Utilities Costs	6
Wi-Fi Network	12
Working Drawings	Exhibit B

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LEASE

This Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between G&I IX MARINA VILLAGE OFFICE PARK LP, a Delaware limited partnership (“Landlord”), and SCRIBE THERAPEUTICS INC., a Delaware corporation (“Tenant”).

ARTICLE 1

PROJECT, BUILDING AND PREMISES; TEMPORARY SPACE; REPLACEMENT PREMISES

1.1 Project, Building and Premises.

1.1.1 Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described in Section 6.1 of the Summary (the “Premises”), which Premises are located in the Building (as defined in Section 6.2 of the Summary) and located within the Project (as defined below). The floor plan of the Premises is attached hereto as Exhibit A.

1.1.2 Building and Project. The Building is part of a multi-building commercial project known as “Marina Village” and located on the approximately 200-acre site on the estuary side of the island of Alameda. The term “Project” as used in this Lease, shall mean, collectively: (i) the Building; (ii) the other twenty-six (26) existing buildings located within such 200-acre site (collectively, the “Other Existing Buildings”); (iii) the surface parking areas servicing the Building and the Other Existing Buildings and located within such 200-acre site (collectively, the “Parking Facilities”); (iv) any outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities now or hereafter constructed surrounding and/or servicing the Building and/or the Other Existing Buildings, which are designated from time to time by Landlord (and/or any other owners of Marina Village) as common areas appurtenant to or servicing the Building, the Other Existing Buildings and any such other improvements; (v) any additional buildings, improvements, facilities and common areas which Landlord (any other owners of Marina Village and/or any common area association formed by Landlord, Landlord’s predecessor-in-interest and/or Landlord’s assignee for the Project) may add thereto from time to time within or as part of the Project; and (vi) the land upon which any of the foregoing are situated. The site plan depicting the current configuration of the Project is attached hereto as Exhibit A-1. Notwithstanding the foregoing or anything contained in this Lease to the contrary, (1) Landlord has no obligation to expand or otherwise make any improvements within the Project, including, without limitation, any of the outside plaza areas, walkways, driveways, courtyards, public and private streets, transportation facilitation areas and other improvements and facilities which may be depicted on Exhibit A-1 attached hereto (as the same may be modified by Landlord (and/or any other owners of Marina Village) from time to time without notice to Tenant), other than Landlord’s obligations (if any) specifically set forth in the Tenant Work Letter attached hereto as Exhibit B (the “Tenant Work Letter”), and (2) Landlord (and/or any other owners of Marina Village) shall have the right from time to time to include or exclude any improvements or facilities within the Project, at such party’s sole election, as more particularly set forth in Section 1.1.3 below.

1.1.3 Tenant’s and Landlord’s Rights. For as long as Tenant is leasing the entire Building, Tenant shall have the right to the exclusive use of the common corridors and hallways, stairwells, elevators (if any), restrooms and other public or common areas located within the Building, and the non-exclusive use of those areas located on the Project that are designated by Landlord from time to time as common areas for the Building; provided, however, that (i) Tenant’s use thereof shall be subject to (A) the provisions of any covenants, conditions and restrictions regarding the use thereof now or hereafter recorded against the Project, and (B) such reasonable, non-discriminatory rules and regulations as Landlord may make from time to time (which shall be provided in writing to Tenant), and (ii) Tenant may not go on the roof of Building or the Other Existing Buildings without Landlord’s prior consent (which may be withheld in Landlord’s sole and absolute discretion) and without otherwise being accompanied by a representative of Landlord. Landlord (and/or any other owners of Marina Village) reserve the right from time to time to use any of the common areas of the Project, and the roof, risers and conduits of the Building and the Other Existing Buildings for telecommunications and/or any other purposes, and to do any of the following: (1) make any changes, additions, improvements, repairs and/or replacements in or to the Project or any portion or elements thereof, including, without limitation, (x) changes in the location, size, shape and number of driveways, entrances, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and common areas, and (y) expanding or decreasing the size of the Project and any common areas and other elements thereof, including adding, deleting and/or excluding buildings (including any of the Other Existing Buildings) thereon and therefrom; (2) close temporarily any of the common areas while engaged in making repairs, improvements or alterations to the Project; (3) retain and/or form a common area association or associations under covenants, conditions and restrictions to own, manage, operate, maintain, repair and/or replace all or any portion of the landscaping, driveways, walkways, public and private streets, plazas, courtyards, transportation facilitation areas and/or other common areas located outside of the Building and the Other Existing Buildings and, subject to Article 4 below, include the common area assessments, fees and taxes charged by the association(s) and the cost of maintaining, managing, administering and operating the association(s), in Operating Expenses or Tax Expenses; and (4) perform such other acts and make such other changes with respect to the Project as Landlord may, in the exercise of good faith business judgment, deem to be appropriate. In exercising its rights under this Section 1.1.3, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s access to the Premises and the parking areas or use thereof.

1.2 Condition of Premises. Except as expressly set forth in this Lease and in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises, the Building or the Project except as specifically set forth in this Lease and the Tenant Work Letter. Notwithstanding anything herein to the contrary, Landlord shall deliver the Premises to Tenant with the Building systems and utilities serving the Premises in good working order as of the Lease Commencement Date and upgraded if necessary to facilitate Tenant’s intended use of the Premises as a molecular biology lab, consistent with the requirements of the Tenant Work Letter, and shall repair, at Landlord’s sole cost and expense (and not as an Operating Expense) any deficiency existing as of the Lease Commencement Date with respect thereto of which Tenant provides written notice to Landlord within sixty (60) days after the Lease Commencement Date (provided that such sixty (60) day time period shall not reduce or limit the one year warranty provided in the Tenant Work Letter). If the Premises are not in the required condition as of the Lease Commencement Date, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, commence to rectify same at Landlord’s expense. If Tenant does not give Landlord written notice of a non-compliance with this condition within sixty (60) days after the Lease Commencement Date, correction of that non-compliance shall be the obligation of the party responsible under this Lease (except for the one year warranty provided in the Tenant Work Letter). The foregoing shall not be deemed to require Landlord to replace any of the systems, as opposed to repair any systems, except to the extent necessary for such systems to be in good working order.

1.3 Rentable Square Feet. The Premises and the Building are stipulated for all purposes to contain the number of rentable square feet, respectively, as set forth in the Summary, and the same will be conclusive and binding on Landlord and Tenant provided, however, that Landlord may from time to time re-measure the Premises and/or the Building and adjust Tenant’s Share based on such re-measurement; provided further, however, that any such re-measurement shall not affect the amount of Base Rent payable for, or the amount of any tenant allowance applicable to, the initial Lease Term as set forth in Section 7.1 of the Summary. Tenant represents and warrants to Landlord that Tenant has had an opportunity to measure the actual dimensions of the Premises and the Building and agrees to the square footage figures set forth hereinabove for all purposes under this Lease (except in the event of a condemnation or casualty that decreases the size of the Premises and/or Building as more fully provided elsewhere in the Lease). In the event that the rentable area of the Premises, the Building and/or the Project shall hereafter change due to subsequent alterations and/or other modifications to the Premises, the Building and/or the Project, the rentable area of the Premises, the Building and/or the Project, as the case may be, shall be appropriately adjusted as of the date of such alteration and/or other modification, based upon the written verification by Landlord’s space planner of such revised rentable area.

1.4 Temporary Space. In the event Substantial Completion of the Tenant Improvements in the Premises has not occurred by January 1, 2020, subject to extension for any Tenant Delays (as described and defined in Section 4 of the Tenant Work Letter), Landlord shall provide Tenant with the temporary use and occupancy of space (the “Temporary Space”) within the Project that contains at least 5,000 rentable square feet and electrical power, water and HVAC sufficient to support Tenant’s Permitted Use (as defined in Section 5.1 below), commencing on the date Landlord delivers the Temporary Space to Tenant and January 1, 2020 (subject to extension for any Tenant Delays) and continuing until the date (the “Temporary Space Expiration Date”) that is fifteen (15) days after the date of Substantial Completion of the Tenant Improvements in the Premises (the “Temporary Space Term”). The terms and conditions of this Lease (including, without limitation, those concerning indemnification, insurance and maintenance and repair obligations) shall apply to Tenant’s use and occupancy of the Temporary Space as if the Temporary Space were a part of the Premises for all purposes under this Lease; provided, that, notwithstanding anything to the contrary contained in the Lease, (a) except for Landlord’s obligation to provide electrical power, water and HVAC pursuant to the preceding sentence, Tenant shall accept the Temporary Space in its “As-Is” condition without representation, warranty or any improvements by Landlord of any kind, (b) it shall be a condition precedent to any right of Tenant to occupy the Temporary Space that Tenant shall have first delivered to Landlord Base Rent and Estimated Expenses due upon execution of this Lease as required under Article 3 below, the Letter of Credit and evidence of Tenant’s insurance coverage in accordance with Article 10 of this Lease, (c) Tenant shall not be required to pay Base Rent for the Temporary Space during the Temporary Space Term, but Tenant shall be required to pay (i) Tenant’s Share of Operating Expenses allocable to the Temporary Space as reasonably determined by Landlord, plus (ii) Tenant’s Share of Tax Expenses allocable to the Temporary Space as reasonably determined by Landlord, plus (iii) Tenant’s Share of Utilities Costs allocable to the Temporary Space as reasonably determined by Landlord, (d) Tenant shall have no right to make any Alterations to the Temporary Space, (e) Tenant shall have no right to lease the Temporary Space beyond the date that is fifteen (15) days following the date of Substantial Completion of the Tenant Improvements in the Premises (i.e., the Temporary Space Expiration Date), and (f) if Tenant fails to vacate, surrender and deliver the Temporary Space in the manner required by this Lease by the Temporary Space Expiration Date, commencing on the date immediately succeeding the Temporary Space Expiration Date, Tenant shall pay to Landlord rent for the Temporary Space equal to the prevailing market rental value for comparable space in Comparable Buildings (as defined in Section 25.1.2 below). Tenant shall be responsible for setting up and installing all furniture, fixtures and equipment, including without limitation, Tenant’s permitted voice/data infrastructure cabling, in the Temporary Space.

1.5 Replacement Premises. In the event Substantial Completion of the Tenant Improvements in the Premises has not occurred by May 1, 2020, subject to extension for any Tenant Delays, Landlord shall provide Tenant with substitute premises within the Project (the “Replacement Premises”) reasonably comparable to the Premises containing substantially the same Tenant Improvements required to be constructed by Landlord in the Premises pursuant to the Tenant Work Letter and upon delivery the Replacement Premises shall be deemed to be the Premises under this Lease.

ARTICLE 2

LEASE TERM

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary (subject, however, to the terms of the Tenant Work Letter), and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date. Landlord may elect to deliver to Tenant an amendment to lease in the form attached hereto as Exhibit E, attached hereto, setting forth the Commencement Date, and Tenant shall execute and return such amendment to Landlord within five (5) business days after Tenant’s receipt thereof. If Tenant fails to execute and return the amendment within such 5-day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein, provided that such deemed approval shall not relieve Tenant of its obligation to execute and return the amendment (and such failure shall constitute a default by Tenant hereunder). In the event that Landlord does not deliver such amendment to Tenant, the Commencement Date shall be deemed to be the anticipated Commencement Date set forth in Section 7.2(ii) of the Summary.

ARTICLE 3

BASE RENT

3.1 Base Rent. Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at Landlord’s address provided in Section 3 of the Summary, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, or at Landlord’s election, by wire or ACH transfer or as otherwise specified by Landlord, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever. Concurrently with Tenant’s execution of this Lease, Tenant shall deliver to Landlord an amount equal to $36,936.72, which amount shall be comprised of the following: (i) the Base Rent payable by Tenant for the Premises for the third (3rd) full month of the Lease Term (i.e., $28,304.00); and (ii) the Estimated Expenses (as defined below) payable by Tenant for the Premises for the third (3rd) full month of the Lease Term (i.e., $8,632.72). If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Abatement of Base Rent and Tenant’s Share of Operating Expenses. Tax Expenses and Utilities Costs. Notwithstanding Section 3.1 above to the contrary, and provided that Tenant faithfully performs all of the terms and conditions of this Lease and is not in default under this Lease beyond the expiration of all applicable notice and cure periods, Landlord hereby agrees to abate Tenant’s obligation to pay the monthly installments of Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs otherwise payable by Tenant to Landlord for the Premises (collectively, the “Abated Rent”) during the first (1st) two (2) full calendar months of the Lease Term. During such abatement period, Tenant shall remain responsible for the payment of all of its other monetary obligations under this Lease. In the event of a default by Tenant under the terms of this Lease beyond the expiration of any applicable notice and cure periods that results in the early termination of this Lease during the Lease Term pursuant to the provisions of Article 19 below, then as a part of the recovery set forth in Article 19 below, Landlord shall be entitled to recover the Abated Rent.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 above, Tenant shall pay as additional rent the sum of the following: (i) Tenant’s Share (as such term is defined below) of the annual Operating Expenses allocated to the Building (pursuant to Section 4.3.4 below); plus (ii) Tenant’s Share of the annual Tax Expenses allocated to the Building (pursuant to Section 4.3.4 below); plus (iii) Tenant’s Share of the annual Utilities Costs allocated to the Building (pursuant to Section 4.3.4 below). Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease (including, without limitation, pursuant to Article 6), shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Calendar Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.2 “Expense Year” shall mean each Calendar Year.

4.2.3 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Project, including, without limitation, any amounts paid for: (i) the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, any elevator systems (if applicable) and all other Systems and Equipment (as defined in Section 4.2.4 of this Lease), and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections, and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with implementation and operation (by Landlord or any common area association(s) formed for the Project) of any transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees of any mortgage or the lessor of any ground lease affecting the Project; (iv) the cost of landscaping, relamping, supplies, tools, equipment and materials, and all fees, charges and other costs (including consulting fees, legal fees and accounting fees) incurred in connection with the management, operation, repair and maintenance of the Project and any common area amenities; (v) any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (vi) wages, salaries and other compensation and benefits of all persons engaged in the operation, management, maintenance or security of the Project, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; (vii) payments under any easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Project; (viii) the cost of janitorial service, trash removal (provided, however, Operating Expenses shall not include the cost of janitorial services and trash removal services provided to the Premises or the premises of other tenants of the Building and/or the Project or the cost of replacing light bulbs, lamps, starters and ballasts for lighting fixtures in the Premises and the premises of other tenants in the Building and/or the Project to the extent such services are directly provided and paid for by Tenant pursuant to Section 6.6 below), alarm and security service, if any, window cleaning, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (ix) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project; (x) the cost of any capital improvements or other costs (I) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Project, (II) made to the Project or any portion thereof after the Lease Commencement Date that are required under any governmental law or regulation, (III) which are Conservation Costs (as defined below), (IV) which are reasonably determined by Landlord to be in the best interests of the Project which are replacements or modifications of nonstructural items located in the common areas required to keep the common areas in good order or condition, or (V) which are repairs, replacements or modifications to the Systems and Equipment; provided, however, that if any such cost described in (I), (II), (III), (IV) or (V) above, is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) as Landlord shall reasonably determine; (xi) the cost of parking area repair, restoration and maintenance; and (xii) the costs and expenses of complying with, or participating in, conservation, recycling, sustainability, energy efficiency, waste reduction or other programs or practices implemented or enacted from time to time at the Building and/or Project, including, without limitation, in connection with any LEED (Leadership in Energy and Environmental Design) rating or compliance system or program, including that currently coordinated through the U.S. Green Building Council or Energy Star rating and/or compliance system or program (collectively, “Conservation Costs”). If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If any of (x) the Building, (y) the Other Existing Buildings (but only during the period of time the same are included by Landlord within the Project) and (z) any additional buildings are added to the Project pursuant to Section 1.1.3 above (but only during the period of time after such additional buildings have been fully constructed and ready for occupancy and are included by Landlord within the Project) are less than ninety-five percent (95%) occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such year or applicable portion thereof, employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building, such Other Existing Buildings and such additional buildings (if any) been ninety-five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year, or applicable portion thereof.

Subject to the provisions of Section 4.3.4 below, Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses (and/or Tax Expenses and Utilities Costs) between the Building and the Other Existing Buildings and/or among different tenants of the Project and/or among different buildings of the Project as and when such different buildings are constructed and added to (and/or excluded from) the Project or otherwise (the “Cost Pools”). Such Cost Pools may include, without limitation, the office space tenants and the tech/R&D/laboratory space tenants of the Project or of a building or buildings within the Project. Such Cost Pools may also include an allocation of certain Operating Expenses (and/or Tax Expenses and Utilities Costs) within or under covenants, conditions and restrictions affecting the Project. In addition, Landlord shall have the right from time to time, in its reasonable discretion, to include or exclude existing or future buildings in the Project for purposes of determining Operating Expenses, Tax Expenses and Utilities Costs and/or the provision of various services and amenities thereto, including allocation of Operating Expenses, Tax Expenses and Utilities Costs in any such Cost Pools. Notwithstanding the foregoing, certain Operating Expenses, Tax Expenses and Utilities Costs shall be allocated under this Lease as follows: (1) Tax Expenses are limited to Tenant’s proportionate share (calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet of the buildings located on the tax parcel) of the Tax Expenses assessed against the tax parcel on which the Building is located (two identical buildings are located on such tax parcel and Tax Expenses shall be allocated between such buildings in proportion to the square footage of the buildings); (2) insurance costs are limited to those applicable only to the Building; (3) management fees are determined based on the gross revenue for the Building; (4) repair and maintenance costs are limited to those applicable only to the Building, however, certain recurring costs for the repair and maintenance of the parking areas and other common areas of the Project are allocated to all of the tenants of the Project based on tenants proportionate share (calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Project) of such costs (certain non-recurring costs will only be allocated to the impacted buildings benefitting from such repair and maintenance); (5) recurring costs relating to the roads and landscaping of the Project will be allocated to all of the tenants of the Project based on such tenants proportionate share of (he Project, however, certain non-recurring costs will only be allocated to the impacted buildings benefitting from such roads and landscaping and there will be a separate Cost Pool for the grounds of the waterfront Buildings at the Project (i.e., the shipway buildings and two office buildings); and (6) wages, salaries and other administrative costs will be allocated to all of the tenants of the Project based on such tenants proportionate share of the Project.

Notwithstanding the foregoing, Operating Expenses shall not, however, include: (A) costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Project; (B) costs (including permit, license and inspection costs) incurred in renovating or otherwise improving, decorating or redecorating rentable space for other tenants or vacant rentable space; (C) costs incurred due to the violation by Landlord of the terms and conditions of any lease of space in the Project; (D) costs of overhead or profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for services in or in connection with the Project to the extent the same exceeds the costs of overhead and profit increment included in the costs of such services which could be obtained from third parties on a competitive basis; (E) except as otherwise specifically provided in this Section 4.2.3, costs of interest on debt or amortization on any mortgages, and rent payable under any ground lease of the Project; (F) Utilities Costs; (G) Tax Expenses; (H) costs for repairs or other work incurred by reason of fire or other casualty, or by the exercise of the right of eminent domain, to the extent Landlord is reimbursed through insurance proceeds or condemnation awards; (I) all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement; (J) except as permitted under subsection (x)(II) above with respect to governmental laws or regulations enacted or newly enforced after the date of this Lease, any capital expenditures relating to the structural portions of the roof (but not the roof membrane), foundation, structural components of the floor slab (not caused by Tenant’s excessive load beyond slab rating), structural columns, and exterior walls of the Building; (K) advertising and promotional expenses of Landlord; (L) reserves for future expenses; (M) costs arising from latent defects in the Building or improvements installed by Landlord or the repair thereof; (N) costs incurred to comply with laws relating to the removal of Hazardous Material which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such Hazardous Material or other remedial or containment action with respect thereto; and costs incurred to remove, remedy, contain, or treat Hazardous Materials, which Hazardous Material is brought into the Building or onto the Project after the date hereof by Landlord and is of such a nature, at that time, that a federal, state or municipal governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; (O) any capital expenditures, except as specifically provided in subsections (ix), (x) and (xi) above; (P) costs incurred in connection with upgrading the Project or common areas to comply with applicable laws in effect and being enforced prior to the date of this Lease, except to the extent such obligations are triggered by Tenant’s specific use of the Premises or Alterations or improvements in the Premises performed or requested by Tenant (excluding the Tenant Improvements being constructed by Landlord pursuant to the Tenant Work Letter; provided, however, that a change in the procedures for enforcing an existing law will be the equivalent of a new law; (Q) costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project); (R) the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purpose this Lease include wages and/or benefits attributable to personnel above the level of asset manager who performs on-site management of the Project; (S) costs arising from Landlord’s charitable or political contributions; (T) costs for acquisition and installation of sculpture, paintings of other objects of art (excluding any maintenance costs); and (U) management fees in excess of four percent (4%) of the gross revenues of the Project.

4.2.4 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building and/or any other building in the Project in whole or in part.

4.2.5 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project), which Landlord shall pay during any Expense Year because of or in connection with the ownership, leasing and operation of the Project or Landlord’s interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if (i) the tenant improvements in the Building, the Other Existing Buildings and any additional buildings added to the Project pursuant to Section 1.1.3 above (but only during the period of time that such Other Existing Buildings and additional buildings are included by Landlord within the Project) were fully constructed, and (ii) the Project, the Building, such Other Existing Buildings and such additional buildings (if any) and all tenant improvements therein were fully assessed for real estate tax purposes.

4.2.5.1 Tax Expenses shall include, without limitation:

(i) Any tax on Landlord’s rent, right to rent or other income from the Project or as against Landlord’s business of leasing any of the Project;

(ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises; and

(v) Any reasonable expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

4.2.5.2 Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.4 below.

4.2.6 “Tenant’s Share” shall mean the percentage set forth in Section 9 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building (as set forth in Section 9 of the Summary), and stating such amount as a percentage. Landlord shall have the right from time to time to redetermine the rentable square feet of the Premises and/or Building, and Tenant’s Share shall be appropriately adjusted to reflect any such redetermination. If Tenant’s Share is adjusted pursuant to the foregoing, as to the Expense Year in which such adjustment occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.2.7 “Utilities Costs” shall mean all actual charges for utilities for the Building and the Project (including utilities for the Other Existing Buildings and additional buildings, if any, added to the Project during the period of time the same are included by Landlord within the Project) which Landlord shall pay during any Expense Year, including, but not limited to, the costs of water, sewer, gas and electricity, and the costs of HVAC and other utilities (but excluding those charges for which tenants directly reimburse Landlord or otherwise pay directly to the utility company) as well as related fees, assessments, measurement meters and devices and surcharges. Utilities Costs shall be calculated assuming the Building (and, during the period of time when such buildings are included by Landlord within the Project, the Other Existing Buildings and any additional buildings, if any, added to the Project) are at least ninety-five percent (95%) occupied. If, during all or any part of any Expense Year, Landlord shall not provide any utilities (the cost of which, if provided by Landlord, would be included in Utilities Costs) to a tenant (including Tenant) who has undertaken to provide the same instead of Landlord, Utilities Costs shall be deemed to be increased by an amount equal to the additional Utilities Costs which would reasonably have been incurred during such period by Landlord if Landlord had at its own expense provided such utilities to such tenant. Utilities Costs shall include any costs of utilities which are allocated to the Project under any declaration, restrictive covenant, or other instrument pertaining to the sharing of costs by the Project or any portion thereof, including any covenants, conditions or restrictions now or hereafter recorded against or affecting the Project.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Payment of Operating Expenses, Tax Expenses and Utilities Costs. For each Expense Year ending or commencing within the Lease Term, Tenant shall pay to Landlord, as Additional Rent, the following, which payment shall be made in the manner set forth in Section 4.3.2 below: (i) Tenant’s Share of Operating Expenses allocated to the Building pursuant to Section 4.3.4 below; plus (ii) Tenant’s Share of Tax Expenses allocated to the Building pursuant to Section 4.3.4 below; plus (iii) Tenant’s Share of Utilities Costs allocated to the Building pursuant to Section 4.3.4 below.

4.3.2 Statement of Actual Operating Expenses, Tax Expenses and Utilities Costs and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the first (1st) day of June following the end of each Expense Year, a statement (the “Statement”) which shall state the Operating Expenses, Tax Expenses and Utilities Costs incurred or accrued for such preceding Expense Year that are allocated to the Building pursuant to Section 4.3.4 below, and which shall indicate therein Tenant’s Share thereof. Within thirty (30) days after Tenant’s receipt of the Statement for each Expense Year ending during the Lease Term, Tenant shall pay to Landlord the full amount of the Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs for such Expense Year, less the amounts, if any, paid during such Expense Year as the Estimated Expenses as defined in and pursuant to Section 4.3.3 below. If any Statement reflects that Tenant has overpaid Tenant’s Share of Operating Expenses and/or Tenant’s Share of Tax Expenses and/or Tenant’s Share of Utilities Costs for such Expense Year, then Landlord shall, at Landlord’s option, either (i) remit such overpayment to Tenant within thirty (30) days after such applicable Statement is delivered to Tenant, or (ii) credit such overpayment toward the additional Rent next due and payable to Tenant under this Lease. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, if the Statement for the Expense Year in which this Lease terminates reflects that Tenant has overpaid and/or underpaid Tenant’s Share of the Operating Expenses and/or Tenant’s Share of Tax Expenses and/or Tenant’s Share of Utilities Costs for such Expense Year, then within thirty (30) days after Landlord’s delivery of such Statement to Tenant, Landlord shall refund to Tenant any such overpayment, or Tenant shall pay to Landlord any such underpayment, as the case may be. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3 Statement of Estimated Operating Expenses, Tax Expenses and Utilities Costs. Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of the total amount of Tenant’s Share of the Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building pursuant to Section 4.3.4 below for the then-current Expense Year shall be, and which shall indicate therein Tenant’s Share thereof (the “Estimated Expenses”). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Expenses under this Article 4. Following Landlord’s delivery of the Estimate Statement for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.3.4 Allocation of Operating Expenses, Tax Expenses and Utilities Costs to Building. The parties acknowledge that the Building is part of a multi-building commercial project consisting of the Building, and the Other Existing Buildings and such other buildings as Landlord (and/or any other owners of Marina Village) may elect to construct and include as part of the Project from time to time (the Other Existing Buildings and any such other buildings are sometimes referred to herein, collectively, as the “Other Buildings”), and that certain of the costs and expenses incurred in connection with the Project (i.e., the Operating Expenses, Tax Expenses and Utilities Costs) shall be shared among the Building and/or such Other Buildings, while certain other costs and expenses which are solely attributable to the Building and such Other Buildings, as applicable, shall be allocated directly to the Building and the Other Buildings, respectively. Accordingly, as set forth in Sections 4.1 and 4.2 above, Operating Expenses, Tax Expenses and Utilities Costs are determined annually for the Project as a whole, and a portion of the Operating Expenses, Tax Expenses and Utilities Costs, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to the tenants of the Other Buildings), and such portion so allocated shall be the amount of Operating Expenses, Tax Expenses and Utilities Costs payable with respect to the Building upon which Tenant’s Share shall be calculated. Such portion of the Operating Expenses, Tax Expenses and Utilities Costs allocated to the Building shall include all Operating Expenses, Tax Expenses and Utilities Costs which are attributable solely to the Building, and an equitable portion of the Operating Expenses, Tax Expenses and Utilities Costs attributable to the Project as a whole. As an example of such allocation with respect to Tax Expenses and Utilities Costs, it is anticipated that Landlord (and/or any other owners of Marina Village) may receive separate tax bills which separately assess the improvements component of Tax Expenses for each building in the Project and/or Landlord may receive separate utilities bills from the utilities companies identifying the Utilities Costs for certain of the utilities costs directly incurred by each such building (as measured by separate meters installed for each such building), and such separately assessed Tax Expenses and separately metered Utilities Costs shall be calculated for and allocated separately to each such applicable building. In addition, if Landlord (and/or any other owners of Marina Village) elect to subdivide certain common area portions of the Project such as landscaping, public and private streets, driveways, walkways, courtyards, plazas, transportation facilitation areas and/or accessways into a separate parcel or parcels of land (and/or separately convey all or any of such parcels to a common area association to own, operate and/or maintain same), the Operating Expenses, Tax Expenses and Utilities Costs for such common area parcels of land may be aggregated and then reasonably allocated by Landlord to the Building and such Other Buildings on an equitable basis as Landlord (and/or any applicable covenants, conditions and restrictions for any such common area association) shall provide from time to time.

4.3.5 Landlord’s Books and Records. Within forty-five (45) days after receipt of a Statement by Tenant, if Tenant disputes the amount of Operating Expenses, Tax Expenses and Utilities Costs set forth in the Statement, an independent certified public accountant (which accountant is a member of a nationally or regionally recognized public accounting firm and which accountant shall not be compensated on a contingency fee or similar basis related to the result of such audit), selected by Tenant, may, after reasonable notice to Landlord and subject to Landlord’s approval of such accountant (not to be unreasonably withheld, conditioned, or delayed) and at reasonable times subject to Landlord’s reasonable scheduling requirements, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default under this Lease and Tenant has paid all amounts required to be paid under the applicable Statement; and further provided that such inspection must be completed within ten (10) business days after Landlord’s records are made available to Tenant. Tenant agrees that any records of Landlord reviewed under this Section 4.3.5 shall constitute confidential information of Landlord, which Tenant shall not disclose, nor permit to be disclosed by Tenant or Tenant’s accountant, and as a condition precedent to Tenant’s exercise of its right to audit, Tenant must deliver to Landlord a signed confidentiality covenant from the auditor in the form and substance reasonably satisfactory to Landlord. If, within ten (10) days after such inspection, Tenant notifies Landlord in writing that Tenant still disputes such Operating Expenses, Tax Expenses and/or Utilities Costs included in the Statement, then a certification as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant selected by Landlord, which certification shall be final and conclusive. Tenant’s failure (i) to take exception to any Statement within forty-five (45) days after Tenant’s receipt of such Statement or (ii) to timely complete its inspection of Landlord’s records or (iii) to timely notify Landlord of any remaining dispute after such inspection, shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement, which Statement shall be considered final and binding.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for all taxes or assessments required to be paid by Landlord (except to the extent included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2 said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project; or

4.4.3 said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee by the due date therefor, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date that they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) the “Prime Rate” or “Reference Rate” announced from time to time by the Bank of America (or such reasonable comparable national banking institution as selected by Landlord in the event Bank of America ceases to exist or publish a Prime Rate or Reference Rate), plus four percent (4%), or (ii) the highest rate permitted by applicable law.

ARTICLE 5

USE OF PREMISES

5.1 Use. Tenant shall use the Premises solely for general office and/or research and development uses consistent with the character of the Building as a first-class research and development building, including, without limitation, molecular biology laboratory uses and research, development and pilot-scale manufacturing of biologics intended for commercialization (the “Permitted Use”), and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit C, attached hereto, or in violation of the laws of the United States of America, the state in which the Project is located, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project. Tenant shall comply with the Rules and Regulations and all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Project.

5.2 Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of Hazardous Materials on the Project:

5.2.1 Hazardous Materials Disclosure Certificate. Upon request by Landlord from time to time, Tenant shall deliver to Landlord an executed Hazardous Materials disclosure statement, substantially in the form reasonably required by Landlord from time to time describing Tenant’s then-present use of Hazardous Materials on the Premises, and shall also deliver any other reasonably necessary documents as requested by Landlord. Tenant shall concurrently file with Landlord a copy of any business response plan or inventory required to be maintained and/or filed with any federal, state or local regulatory agency under any applicable laws. Landlord and Tenant acknowledge and agree that, as of the date of this Lease, (i) Tenant has fully and accurately completed Landlord’s pre-leasing environmental exposures questionnaire (the “Environmental Questionnaire”) as set forth on Exhibit F attached hereto, (ii) has provided a listing of all hazardous materials (the “Approved Hazardous Materials”) and (iii) will, no later than the Lease Commencement Date submit to Landlord a Hazardous Materials Business Plan (the “HMBP Plan”) to be appended to, and made part of Exhibit F, that together with the Environmental Questionnaire, the “Approved Hazardous Materials”), shall constitute the “Approved Hazardous Materials Exhibit” (Exhibit F).

5.2.2 Hazardous Materials Usage. Neither Tenant, nor Tenant’s employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (other than Landlord), or any entity acting as an agent or sub-agent of Tenant, shall be entitled to produce, use, store, generate, transport or dispose of any Hazardous Materials on, in, or about any portion of the Premises, Building or the Project, nor cause or permit any Hazardous Materials to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or released on, in, under or about the Premises (herein referred to as “Hazardous Materials Usage”) which were not specifically listed on the Approved Hazardous Materials Exhibit, without, in each instance, obtaining Landlord’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that in the event Tenant desires to use, store or dispose of Hazardous Materials which are not similar to the Hazardous Materials specifically listed on the Approved Hazardous Materials Exhibit in terms of their hazardous character, handling profile, usage and quantity in a biologics and research, development and pilot-scale manufacturing facility (“New Hazardous Materials Usage”), then Landlord shall have the right to impose additional terms and conditions on this Lease based upon such hazardous character, handling profile, use, storage and/or disposal of such New Hazardous Materials Usage, to the extent such additional terms and conditions are consistent with the requirements of landlords of comparable projects in the vicinity of the Project when leasing space to tenants using Hazardous Materials materially similar to the New Hazardous Materials Usage in terms of hazardous character, handling profile, usage and quantity. Tenant shall not be entitled nor permitted to install any tanks under, on or about the Premises, Building or Project for the storage of Hazardous Materials without the express written consent of Landlord, which may be given or withheld in Landlord’s sole and absolute discretion. If any information provided to Landlord by Tenant on the Approved Hazardous Materials Exhibit, or otherwise relating to information concerning Hazardous Materials is false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease. Any Hazardous Materials Usage by Tenant and Tenant’s agents, employees, subtenants, contractors, subcontractors and invitees (“Tenant’s Agents”) after the date of this Lease on or about the Project shall strictly comply with all applicable laws, including all Hazardous Materials Laws (as defined in Section 5.2.6, below) now or hereinafter enacted. Such foregoing obligation shall include, without limitation, maintaining, and complying with, all required necessary licenses, certifications, permits and approvals appropriate or required for any Hazardous Materials Usage by Tenant on the Premises. Landlord shall have a continuing right, without obligation, to require Tenant to obtain, and to review and inspect any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s Hazardous Materials Usage. Upon request of Landlord, Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and demonstrating to Landlord’s satisfaction Tenant’s compliance with all Hazardous Materials Laws and the terms of this Lease.

5.2.3 Tests and Inspections. Landlord shall have the right, but not the obligation, at all times during the Lease Term upon reasonable prior notice to (i) enter and inspect the Premises, (ii) conduct tests and investigations periodically and from time to time to determine whether Tenant is in compliance with the provisions of this Section 5.2 or to determine if Hazardous Materials are present in, on or about the Project, and (iii) request lists identifying by type and amount all Hazardous Materials used, stored or otherwise located on, under or about any portion of the Premises and/or the common areas. The cost of all such inspections, tests and investigations shall be borne by Tenant, if as a result thereof Landlord reasonably determines that contamination has occurred on the Premises, the Building and/or the Project and that Tenant or any of Tenant’s Agents are directly or indirectly responsible in any manner for the contamination, and Tenant shall reimburse Landlord therefore upon demand. The aforementioned rights granted herein to Landlord and its representatives shall not create (a) a duty on Landlord’s part to inspect, test, investigate, monitor or otherwise observe the Premises or the activities of Tenant and Tenant’s Agents with respect to Hazardous Materials, including without limitation, Tenant’s operation, use and any remediation related thereto, or (b) liability on the part of Landlord and its representatives for Tenant’s use, storage, disposal or remediation of Hazardous Materials, it being understood that Tenant shall be solely responsible for all liability in connection therewith.

5.2.4 Notice; Clean-Up Obligations; Closure and Decommissioning. Tenant shall give to Landlord immediate verbal and follow-up written notice of any spills, releases, discharges, disposals, emissions, migrations, removals or transportation of Hazardous Materials on, under or about any portion of the Premises (excepting those Hazardous Materials removed and disposed of by a contractor hired by Tenant for routine disposal of Hazardous Materials in compliance with all applicable laws), the common areas, or the Project; provided that Tenant has actual knowledge of such event(s). Tenant shall promptly forward to Landlord copies of all requests, orders, notices, permits, applications, and other communications and reports received by Tenant from or submitted by Tenant to any federal, state or local regulatory agency with jurisdiction over Tenant’s operations of the Premises in connection with the foregoing. To the extent of any regulatory, judicial or other enforcement action or proceeding in connection with the foregoing is commenced against Tenant, Tenant shall not enter into any settlement, consent decree or other compromise or resolution without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any consent decree, consent order or other agreements with terms which are binding on Landlord or the Premises without Landlord’s prior written consent. Landlord shall have the right to appear at and participate in, any and all judicial or other administrative proceedings concerning any such foregoing claims.

Tenant, at its sole cost and expense, covenants and warrants to promptly investigate, clean up, remove, restore and otherwise remediate (including, without limitation, preparation of any feasibility studies or reports and the performance of any and all closures) any spill, release, discharge, disposal, emission, migration or transportation incident or other consequences of its Hazardous Materials Usage of Hazardous Materials arising from the acts or omissions of Tenant or Tenant’s Agents such that the affected portions of the Project and any adjacent property are returned to the condition existing prior to such incident or Tenant’s commencement of Hazardous Materials Usage. Tenant shall provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements. Any such investigation, clean up, removal, restoration and other remediation shall only be performed after Tenant has obtained Landlord’s prior written consent in its sole and absolute discretion. Further, any such investigation, clean up, removal, restoration and other remediation shall be performed in compliance with applicable Laws, the HMBP Plan and in accordance with this Lease. Notwithstanding the foregoing, Tenant shall be entitled to respond immediately to an emergency without first obtaining Landlord’s prior written consent.

Tenant, at its sole cost and expense, shall conduct and perform, or cause to be conducted and performed, all closures and decommissioning activity as required by any Hazardous Materials Laws or any federal, state or local regulatory agencies or other governmental authorities having jurisdiction over the Premises and Tenant’s activities thereon. All such work undertaken by Tenant, as required herein, shall be performed in such a manner so as to enable Landlord to make full economic use of the Premises and the other portions of the Project after the satisfactory completion of such work.

5.2.5 Indemnity. Tenant shall indemnify, hold harmless, and, at Landlord’s option (with such attorneys as Landlord may approve in advance and in writing), defend Landlord and Landlord’s officers, directors, shareholders, partners, members, managers, employees, contractors, property managers, agents and mortgagees (“Landlord Parties”) and other lien holders, from and against any and all Losses (as hereinafter defined) arising from or related to: (a) any violation or alleged violation by Tenant or any of Tenant’s Agents of any of the Laws, including, without limitation, the Hazardous Materials Laws; (b) any breach of the provisions of this Section 5.2 or any subsection thereof by Tenant or any of Tenant’s Agents; (c) any Hazardous Materials Usage on, about or from the Premises, the Project or common areas of any Hazardous Materials approved by Landlord under this Lease, or (d) Landlord’s exercise of the Landlord Cure Right, as that term is defined in Section 19.2.3 below. The term “Losses” shall mean all claims, demands, expenses, actions, judgments, damages, penalties, fines, liabilities, losses of every kind and nature (including, without limitation, property damage, diminution in value of Landlord’s interest in the Premises or the Project, damages for the loss or restriction on use of any space or amenity within the Building or the Project, damages arising from any adverse impact on marketing space in the Project, sums paid in settlement of claims and any costs and expenses associated with injury, illness or death to or of any person), suits, administrative proceedings, costs and fees, including, but not limited to, attorneys’ and consultants’ fees and expenses, and the costs of cleanup, remediation, removal and restoration. Notwithstanding anything to the contrary contained in this Lease, Tenant shall have no liability or responsibility for Hazardous Materials in existence or located on or within the Premises, the Building or the Project prior to Tenant’s occupancy of the Premises or which result from Landlord’s acts or omissions or which occur on any portion of Landlord’s property not occupied by Tenant, unless caused by Tenant, its agents, employees, contractors, invitees or guests.

5.2.6 Hazardous Materials. As used herein, the term “Hazardous Materials” means any hazardous, radioactive or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government or under any Hazardous Material Laws. The term “Hazardous Materials,” includes, without limitation, hazardous radioactive material, radioactive material, mixed waste, petroleum products, asbestos, PCB’s, and any material or substance which is (i) listed under Article 9, or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22, of the California Code of Regulations, Division 4, Chapter 20, (ii) defined as a “hazardous waste” pursuant to Section 1004 of the federal Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C. 9601) or (iv) regulated as a radioactive material under Title 17, Division 1, Chapter 5, Subchapter 4 of the California Code or Regulations and Title 10, Code of Federal Regulations, part 20. As used herein, the term “Hazardous Material Laws” shall mean any statute, law, ordinance, or regulation of any governmental body or agency (including the U.S. Environmental Protection Agency, the California Regional Water Quality Control Board, the California Department of Public Health Radiologic Health Branch and the California Department of Toxic Substances Control) which regulates the use, storage, release or disposal of any Hazardous Material.

5.2.7 Survival. The obligations of Tenant under this Section 5.2 shall survive the expiration or earlier termination of this Lease, and shall remain effective until all of Tenant’s obligations under this Section 5.2 have been completely performed and satisfied. The rights and obligations of Landlord and Tenant with respect to issues relating to Hazardous Materials are exclusively established by this Section 5.2. In the event of any inconsistency between any other part of this Lease and Section 5.2, the terms of this Section 5.2 shall control.

ARTICLE 6

SERVICES AND UTILITIES

6.1 In General. From and after the Lease Commencement Date, and continuing throughout the remainder of the Lease Term, Tenant will be responsible, at its sole cost and expense, for the following.

6.1.1 The furnishing of all services and utilities which are separately metered to the Premises, including without limitation, electricity, water, gas and sewer, the costs of which shall be paid directly by Tenant to the applicable utility provider.

6.1.2 Landlord shall not provide janitorial services for the Premises. Tenant shall be solely responsible for performing all janitorial (including all trash and recycling services) services and other cleaning of the Premises, all in compliance with applicable Laws. The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with first class office and research and development projects in the vicinity of the Project.

Tenant shall cooperate fully with Landlord at all times and abide by all rules, regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the Building HVAC, electrical, mechanical and plumbing systems, as upgraded under the Tenant Work Letter by Landlord to support Tenant’s molecular biology lab use as required under this Lease. Landlord shall have no obligation to provide any services or utilities to the Building (including, but not limited to heating, ventilation and air-conditioning, electricity, telephone, janitorial and security services), except customary maintenance, repair and engineering services by Landlord’s building engineers or other employees of Landlord or its affiliates whose salaries are allocated in part to the Premises as Operating Expenses of the Building or the Project.

6.2 Overstandard Tenant Use. Tenant’s use of electricity shall never exceed the capacity of the feeders to the Project or the risers or wiring installation within the Premises. If Landlord reasonably determines that Tenant is using HVAC in excess amounts as to shorten the useful life of the HVAC equipment serving the Premises, as upgraded under the Tenant Work Letter by Landlord to support Tenant’s molecular biology lab use as required under this Lease, as Landlord shall reasonably determine, then Landlord may charge Tenant (which shall be treated as Additional Rent) for such excess HVAC usage the Landlord’s actual out-of-pocket costs, without any profit to Landlord, but which charge may include the excess depreciation and maintenance as reasonably calculated by Landlord’s engineer, and a percentage of such cost to compensate Landlord for its overhead.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4 Additional Services. Subject to Section 6.1.2, Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, and additional repairs and maintenance, provided that Tenant shall pay to Landlord within ten (10) days after billing and as Additional Rent hereunder, the sum of all costs to Landlord of such additional services plus a five percent (5%) administration fee.

6.5 Janitorial Service. Landlord shall not be obligated to replace any light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises. Tenant shall be solely responsible, at Tenant’s sole cost and expense, for (i) performing all janitorial services, trash removal and other cleaning of the Premises, and (ii) replacement of all light bulbs, lamps, starters and ballasts for lighting fixtures within the Premises, all as appropriate to maintain the Premises in a first-class manner consistent with the first-class nature of the Building and Project. Such services to be provided by Tenant shall be performed by contractors and pursuant to service contracts approved by Landlord. Landlord shall have the right to inspect the Premises upon reasonable notice to Tenant and to require Tenant to provide additional cleaning, if necessary. In the event Tenant shall fail to provide any of the services described in this Section 6.5 to be performed by Tenant within five (5) days after notice from Landlord, which notice shall not be required in the event of an emergency, Landlord shall have the right to provide such services and any charge or cost incurred by Landlord in connection therewith shall be deemed Additional Rent due and payable by Tenant upon receipt by Tenant of a written statement of cost from Landlord.

6.6 Generator. At no additional cost to Tenant, within a reasonable time following the Lease Commencement Date, Landlord shall install an emergency power generator at the Project and provide Tenant access to the generator sufficient to support Tenant’s Permitted Use (as defined in Section 5.1 above).

ARTICLE 7

REPAIRS

7.1 Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 6.1.2, 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, and all components of the Building Systems and Equipment exclusively serving the Premises, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. With respect to the HVAC system located within or exclusively serving the Premises, Tenant shall maintain continuously throughout the Lease Term a service contract for the maintenance of such HVAC system and all related equipment with a licensed HVAC repair and maintenance contractor reasonably approved by Landlord, which contract provides for the periodic inspection and servicing of such HVAC system and equipment in accordance with the manufacturer’s recommendations, but in any event at least once every quarter during the Lease Term.

7.2 Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 below, Landlord shall repair and maintain the structural portions of the Building, including the basic plumbing, and electrical systems serving the Building and not located in the Premises; provided, however, to the extent such maintenance and repairs are caused by the act, neglect, fault of or omission of any duty by Tenant, its agents, servants, employees or invitees, Tenant shall pay to Landlord as Additional Rent, the reasonable cost of such maintenance and repairs. Landlord shall not be liable for any failure to make any such repairs, or to perform any maintenance if Tenant has not provided Landlord with written notice of the need for such repairs or maintenance. There shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements in or to any portion of the Project, Building or the Premises or in or to fixtures, appurtenances and equipment therein. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may affect the structural components of the Building or the Systems and Equipment or which can be seen from outside the Premises. Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and shall pay to Landlord a Landlord supervision fee of five percent (5%) of the cost of the Alterations. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen approved by Landlord; provided, however, Landlord may impose such requirements as Landlord may determine, in its sole and absolute discretion, with respect to any work affecting the structural components of the Building or Systems and Equipment (including designating specific contractors to perform such work). Tenant shall construct such Alterations and perform such repairs in compliance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance (including, without limitation, California Energy Code, Title 24) and pursuant to a valid building permit, issued by the city in which the Building is located, and in conformance with Landlord’s construction rules and regulations. In the event that any proposed Alterations trigger the need for repairs, maintenance, improvements or alterations outside of the Premises for any reason, Tenant shall be solely responsible for the performance of all such work at Tenant’s sole cost and expense. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. Tenant shall cause all Alterations to be performed in such manner as not to obstruct access by any person to the Building or Project or the common areas, and as not to obstruct the business of Landlord or other tenants of the Project, or interfere with the labor force working at the Project. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 below immediately upon completion thereof. Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant shall (i) cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Project is located in accordance with Section 8182 of the Civil Code of the State of California or any successor statute, (ii) deliver to the management office of the Building a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.3 Landlord’s Property. All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises shall be at the sole cost of Tenant and shall be and become the property of Landlord; provided, however, that all removable equipment or installations placed or installed in the Premises by Tenant at Tenant’s expense shall remain the property of Tenant and may be removed by Tenant upon the expiration or earlier termination of this Lease. Except as set forth in the immediately preceding sentence, Landlord may require that Tenant remove any improvement (excluding the initial Tenant Improvements installed pursuant to the Tenant Work Letter) or Alteration upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal; provided that notwithstanding the foregoing, upon request by Tenant at the time of Tenant’s request for Landlord’s consent to any Alteration or improvement, Landlord shall notify Tenant at the time of its consent whether Landlord requires that the applicable Alteration or improvement be removed pursuant to the terms of this Section upon the expiration or termination of this Lease. If Tenant fails to complete any such required removal and/or to repair by the end of the Lease Term, Landlord may do so and may charge the cost thereof to Tenant.

8.4 Wi-Fi Network. Without limiting the generality of the foregoing, if Tenant desires to install wireless intranet, Internet and communications network (“Wi-Fi Network”) in the Premises for the use by Tenant and its employees, then the same shall be subject to the provisions of this Section 8.4 (in addition to the other provisions of this Article 8). Landlord hereby consents to Tenant’s installation of such Wi-Fi Network and Tenant shall, in accordance with Article 15 below, remove the Wi-Fi Network from the Premises prior to the termination of the Lease. Tenant shall use the Wi-Fi Network so as not to cause any interference to other tenants in the Building or to other tenants at the Project or with any other tenant’s communication equipment, and not to damage the Building or Project or interfere with the normal operation of the Building or Project, and Tenant hereby agrees to indemnify, defend and hold Landlord harmless from and against any and all claims, costs, damages, losses, expenses and liabilities, including attorneys’ fees and court costs (collectively, “Claims”) arising out of Tenant’s failure to comply with the provisions of this Section 8.4, except to the extent same is caused by the gross negligence or willful misconduct of Landlord and which is not covered by the insurance carried by Tenant under this Lease (or which would not be covered by the insurance required to be carried by Tenant under this Lease). Should any interference occur, Tenant shall take all necessary steps as soon as reasonably possible and no later than three (3) calendar days following such occurrence to correct such interference. If such interference continues after such three (3) day period, Tenant shall immediately cease operating such Wi-Fi Network until such interference is corrected or remedied to Landlord’s satisfaction. Tenant acknowledges that Landlord has granted and/or may grant telecommunication rights to other tenants and occupants of the Building and Project and to telecommunication service providers and in no event shall Landlord be liable to Tenant for any interference of the same with such Wi-Fi Network. Landlord makes no representation that the Wi-Fi Network will be able to receive or transmit communication signals without interference or disturbance. Tenant shall (i) be solely responsible for any damage caused as a result of the Wi-Fi Network, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Wi-Fi Network and comply with all precautions and safeguards recommended by all governmental authorities, (iii) pay for all necessary repairs, replacements to or maintenance of the Wi-Fi Network, and (iv) be responsible for any modifications, additions or repairs to the Building or Project, including without limitation, Building or Project systems or infrastructure, which are required by reason of the installation, operation or removal of Tenant’s Wi-Fi Network. Should Landlord be required to retain professionals to research any interference issues that may arise and confirm Tenant’s compliance with the terms of this Section 8.4, Tenant shall reimburse Landlord for the costs incurred by Landlord in connection with Landlord’s retention of such professionals, the research of such interference issues and confirmation of Tenant’s compliance with the terms of this Section 8.4 within twenty (20) days after the date Landlord submits to Tenant an invoice for such costs. This reimbursement obligation is in addition to, and not in lieu of, any rights or remedies Landlord may have in the event of a breach or default by Tenant under this Lease.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant shall not cause or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant shall cause it to be immediately released and removed of record. If any such lien is not released and removed within five (5) business days after notice of such lien is delivered by Landlord to Tenant, then Landlord may, at its option, take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INDEMNIFICATION AND INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever and agrees that Landlord, and its partners and subpartners, and their respective officers, agents, property managers, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant. Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all Claims incurred in connection with or arising from any cause in, on or about the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), and any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, licensees or invitees of Tenant or any such person, in, on or about the Premises, the Building and Project; provided, however, that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.

10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial general liability insurance with limits not less than $1,000,000 per occurrence and $2,000,000 general aggregate which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Premises and the Project and including products and completed operations coverage. Such insurance shall include contractual liability and contain a standard separation of insureds provision. Any general aggregate limit will apply on a per location basis. Such insurance will name Landlord, its trustees and beneficiaries, Landlord’s mortgagee, Landlord’s managing agent, Landlord’s investment advisor, and their respective officers, directors, agents and employees, as additional insureds (the “Required Additional Insureds”).

10.3.2 Physical Damage Insurance covering (i) all furniture, trade fixtures, equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) all tenant improvements (including the Tenant Improvements described in Exhibit B) now existing or hereafter located in the Premises, including any tenant improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3 Workers’ compensation insurance as required by law. The employers liability insurance will afford limits not less than $1,000,000 per accident, $1,000,000 per employee for bodily injury by disease, and $1,000,000 policy limit for bodily injury by disease.

10.3.4 Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils for Tenant to sustain its business operation at this location for a period of not less than 12 months.

10.3.5 Tenant shall carry comprehensive automobile liability insurance having a combined single limit of not less than One Million Dollars ($1,000,000.00) per occurrence and insuring Tenant against liability for claims arising out of ownership, maintenance or use of any owned, hired or non-owned automobiles.

10.3.6 Umbrella excess liability insurance, on an occurrence basis, that applies excess of required commercial general liability, and employers liability policies, which insures against bodily injury, property damage, personal injury and advertising injury claims with limits not less than $5,000,000 each occurrence and $5,000,000 aggregate. Such policy must include the Required Additional Insureds as additional insureds.

10.3.7 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name the Required Additional Insureds as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 above; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Project is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.3.1 and 10.3.2 above, have deductible amounts not exceeding Ten Thousand Dollars ($10,000.00). Tenant shall deliver such policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.

10.4 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be. Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any common areas of the Building or Project serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such common areas. Such restoration shall be to substantially the same condition of the base, shell, and core of the Premises and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Project and/or the Building, or the lessor of a ground or underlying lease with respect to the Building, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease, and Landlord shall repair any damage to the tenant improvements and alterations installed in the Premises and shall return such tenant improvements and alterations to their original condition; provided that if the costs of such repair of such tenant improvements and Alterations by Landlord exceeds the amount of insurance proceeds received by Landlord therefor from Tenant’s insurance carrier, as assigned by Tenant, the excess costs of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with such repairs and replacements of any such tenant improvements and Alterations, Tenant shall, prior to Landlord’s commencement of such improvement work, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2 Landlord’s Option to Repair. Notwithstanding Section 11.1 above to the contrary, Landlord may elect not to rebuild and/or restore the Premises, the Building and/or any other portion of the Project and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord becomes aware of such damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be substantially completed within one hundred twenty (120) days after the date of such damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Project and/or the Building or ground or underlying lessor with respect to the Project and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. In addition, if the Premises or the Building is destroyed or damaged to any substantial extent during the last year of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage, in which event this Lease shall cease and terminate as of the date of such notice. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be discharged of all further obligations under this Lease, except for those obligations which expressly survive the expiration or earlier termination of the Lease Term.

11.3 Tenant’s Right to Terminate. If the Premises are damaged by any peril and Landlord does not elect to terminate this Lease, or is not entitled to terminate this Lease pursuant to Section 11.2, above, then as soon as reasonably practicable following the date of such damage, Landlord shall provide Tenant with written notice stating the estimated time for repair or restoration following the issuance of a building permit for such work. Tenant shall have the right, upon written notice to Landlord within seven (7) days following receipt of such written notice from Landlord, to terminate this Lease in the event any of the following occurs:

11.3.1 Major Damage. The Premises are damaged by any peril and the time stated in Landlord’s notice for the repair and restoration of the Premises exceeds two hundred seventy (270) days following the issuance of a building permit; or

11.3.2 Damage Near End of Term. The Premises are damaged by any peril during the last twelve (12) months of the Lease Term and the time stated in Landlord’s notice for the repair and restoration of the Premises exceeds ninety (90) days following the issuance of a building permit.

11.4 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the state in which the Project is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

ARTICLE 12

CONDEMNATION

12.1 Permanent Taking. If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Projects or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, or its ground lessor or mortgagee with respect to the Project, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

12.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, Tenant shall pay to Landlord Two Thousand Five Hundred Dollars ($2,500.00) to reimburse Landlord for its review and processing fees, and Tenant shall also reimburse Landlord for any reasonable legal fees incurred by Landlord in connection with Tenant’s proposed Transfer.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or Project;

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Project a right to cancel its lease;

14.2.7 The terms of the proposed Transfer will allow the Transferee to exercise a right of renewal, right of expansion, right of first offer, or other similar right held by Tenant (or will allow the Transferee to occupy space leased by Tenant pursuant to any such right); or

14.2.8 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Project at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Project at such time, or (iii) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 below), Tenant may within six (6) months after Landlord’s consent, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 above, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any Transfer Premium received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable out-of-pocket expenses incurred and paid for by Tenant for (i) any reasonable changes, alterations and improvements to the Premises in connection with the Transfer (but only to the extent approved by Landlord), (ii) any reasonable brokerage commissions in connection with the Transfer, and (iii) any legal fees in connection with the negotiation of the Transfer (collectively, the “Subleasing Costs”). Transfer Premium shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4 Landlord’s Option as to Subject Space. Intentionally deleted.

14.5 Effect of Transfer. If Landlord consents to a Transfer: (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified; (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee; (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord; and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6 Additional Transfers. For purposes of this Lease, the term “Transfer” shall also include the following (each, a “Change in Control”): (i) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners or members, or transfer of more than fifty percent (50%) of the partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof; and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, or (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period. Notwithstanding anything in this Lease to the contrary, any Change in Control shall be deemed to be approved by Landlord so long as: (1) Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, acquisition or reorganization, the surviving or acquiring entity in connection with such Change in Control (the “Surviving Tenant Entity”) shall expressly assume in writing the obligations of Tenant hereunder; (2) Tenant provides at least ten (10) days’ prior written notice to Landlord of such Change in Control; and (3) Tenant or the Surviving Tenant Entity satisfies the Net Worth/Credit Threshold (as defined below) as of the effective date of such Change in Control. As used herein, the term “Tangible Net Worth/Credit Threshold” shall mean that Tenant or the Surviving Tenant Entity has a Tangible Net Worth sufficient to meet Tenant’s or the Surviving Tenant Entity’s obligations as Tenant under this Lease immediately after the effective date of such Change in Control, as reasonably determined by Landlord and evidenced by financial statements audited by a certified public accounting firm reasonably acceptable to Landlord (or, if audited financial statements are not available, then evidenced by financial statements) certified as accurate by an independent certified public accountant or the chief financial officer of Tenant or the Surviving Tenant Entity. As used herein, “Tangible Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”), excluding, however, from the determination of total assets all assets which would be classified as intangible assets under GAAP including goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.

14.7 Permitted Transfers. Notwithstanding anything to the contrary contained in this Lease, an assignment or subletting of all or a portion of the Premises to (a) an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of this Lease), or (b) an entity which acquires all or substantially all of the stock or assets of Tenant, or an entity which is the surviving entity after a merger, consolidation, reorganization or acquisition of Tenant or a controlling interest in Tenant (collectively, a “Permitted Transferee”), shall not be deemed a Transfer requiring Landlord’s consent under this Article 14, provided that (i) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or transferee as set forth above, (ii) such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, it being understood that such Transferee shall thereafter become liable under this Lease, on a joint and several basis, with Tenant, (iii) any transferee under this Section 14.7 shall be of a character and reputation consistent with the quality of the Building, and (iv) for any Permitted Transferee pursuant to subsection (b) above, the net worth of such Permitted Transferee must be sufficient to fulfill the remaining obligations pursuant to this Lease, as reasonably determined by Landlord based on its usual credit requirements for the Building. “Control,” as used in this Section 14.7, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity. In addition, notwithstanding anything to the contrary contained in this Lease, no pledge of all or a portion of Tenant’s assets in connection with a debt financing, or pledge, transfer or encumbrance of equity in connection with a bona fide equity financing shall require the consent of Landlord.

14.8 Subordination of Interest in Personal Property. Subject to the provisions of a commercially reasonable subordination agreement, Landlord agrees to subordinate any interest it may have in any personal property located within the Premises to the security interest of any lender of Tenant.

ARTICLE 15

SURRENDER; OWNERSHIP AND REMOVAL OF PERSONAL PROPERTY

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all telephone, data, and other cabling and wiring (including any cabling and wiring associated with the Wi-Fi Network, if any) installed or caused to be installed by Tenant (including any cabling and wiring, installed above the ceiling of the Premises or below the floor of the Premises), all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all Claims resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and provided that Landlord has given Tenant thirty (30) days prior written notice that it has entered into a lease of the Premises with a new tenant and Tenant fails to surrender possession of the Premises within such thirty (30) day period, any lost profits to Landlord resulting therefrom.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be in commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project (or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s Mortgagee or Landlord’s prospective mortgagees. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Failure by Tenant to so deliver such estoppel certificate shall be a material default of the provisions of this Lease. Upon request from time to time, Tenant agrees to provide to Landlord, within ten (10) days after Landlord’s delivery of written request therefor, current financial statements for Tenant, dated no earlier than one (1) year prior to such written request, certified as accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement. If any Guaranty is executed in connection with this Lease, Tenant also agrees to deliver to Landlord, within ten (10) days after Landlord’s delivery of written request therefor, current financial statements of the Guarantor in a form consistent with the foregoing criteria.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground leases of the Project and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further commercially reasonable instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, or ground leases. Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such instrument or instruments if Tenant fails to do so, provided that such authorization shall in no way relieve Tenant from the obligation of executing such instruments of subordination or superiority. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

TENANT’S DEFAULTS: LANDLORD’S REMEDIES

19.1 Events of Default by Tenant. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due (provided that Tenant shall not be in default for any such failure to pay Rent when due for the first such late payment in any twelve (12) month period, provided that such payment is made within three (3) business days after written notice from Landlord that such payment was not paid when due); or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for fifteen (15) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a fifteen (15)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3 Abandonment or vacation of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for three (3) business days or longer while in default of any provision of this Lease.

19.2 Landlord’s Remedies Upon Default. Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; plus

(v) at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 above. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes). In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. If Tenant fails to comply with the terms of Section 5.2, above, including, without limitation, failure to carry out any required closure or decommissioning, or to promptly investigate, clean up, remove, restore, provide closure or otherwise remediate the Premises as required by Hazardous Materials Laws, Landlord may, but without obligation to do so, take any and all steps necessary to rectify the same and Tenant shall promptly reimburse Landlord, upon demand, for all costs and expenses to Landlord of performing investigation, clean up, removal, restoration, closure and remediation work (the “Landlord Cure Right”). Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.2.4 Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.3, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3 Payment by Tenant. Tenant shall pay to Landlord, within ten (10) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. If Landlord elects to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5 Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.6 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

ARTICLE 20

LETTER OF CREDIT

20.1 Tenant shall deliver to Landlord, concurrently with Tenant’s execution of this Lease, an unconditional, clean, irrevocable letter of credit (the “L-C”) in the amount set forth in Section 10 of the Summary (the “L-C Amount”), which L-C shall be issued by Silicon Valley Bank or a solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a local San Francisco, California office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a short term Fitch Rating which is not less than “F1”, and a long term Fitch Rating which is not less than “A” (or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), and which L-C shall be in the form of Exhibit D attached hereto. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is no less than one hundred twenty (120) days after the expiration of the Term and Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590. Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date and Tenant has not provided a replacement letter of credit, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank’s Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank’s Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank, and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 20 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 20.1 above), in the amount of the applicable L-C Amount, within ten (10) days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L-C Draw Event”). The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C. In addition, in the event the Bank is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Article 20, and, within ten (10) days following Landlord’s notice to Tenant of such receivership or conservatorship (the “L-C FDIC Replacement Notice”), Tenant shall replace such L-C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise be acceptable to Landlord in its reasonable discretion) and that complies in all respects with the requirements of this Article 20. If Tenant fails to replace such L-C with such conforming, substitute letter of credit pursuant to the terms and conditions of this Article 20, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid ten (10) day period). Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant. In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, in Landlord’s sole and reasonable discretion, and the reasonable attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within ten (10) days of billing.

20.2 Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C upon the occurrence of any L-C Draw Event. In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 20.1(H) above), draw upon the L-C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

20.3 The L-C Amount shall initially be equal to $675,000.00. Provided that at the time of each reduction of the L-C Amount provided for in this sentence, Tenant is not then in default under this Lease, Tenant has not previously failed to cure a default within any applicable notice and cure period provided under this Lease (in the event of any such default that is not cured within any applicable cure period provided under this Lease, the right to reduction of the L-C Amount provided in this sentence shall terminate and be of no further force or effect) and Tenant has received unrestricted venture capital funding of not less than $10,000,000.00 prior to the first day of the thirtieth (30th) full calendar month of the Lease Term and has provided Landlord with documentation reasonably evidencing such funding, then (i) upon the expiration of the thirty-sixth (36th) full calendar month of the Lease Term, the L-C Amount shall be reduced by Three Hundred Thirty Seven Thousand Five Hundred and No/100 ($337,500.00) to Three Hundred Thirty Seven Thousand Five Hundred and No/100 ($337,500.00); provided, that the reduction of the L-C Amount provided in this sentence shall at all times be a right personal to the original Tenant named in this Lease (the “Original Tenant”) only, and shall terminate and be of no further force or effect in the event the Original Tenant is succeeded to or assigns, subleases or otherwise transfers any interest under this Lease or to the Premises. Subject to the terms and conditions set forth above, Tenant shall have the right to reduce the L-C Amount via the delivery to Landlord of either (x) an amendment to the existing L-C (in form and content reasonably acceptable to Landlord) modifying the L-C Amount to the amount then required under this Section 20.3, or (y) an entirely new L-C (in the form and content otherwise required under this Article 20) in the total L-C Amount then required under this Article 20.

20.4 If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within five (5) business days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 20, and if Tenant fails to comply with the foregoing, the same shall be subject to the below provisions. Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance. Without limiting the generality of the foregoing, if the L-C expires earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than thirty (30) days prior to the expiration of the L-C), which shall be irrevocable and automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole reasonable discretion. However, if the L-C is not timely renewed, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 20, Landlord shall have the right to either (x) present the L-C to the Bank in accordance with the terms of this Article 20, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that

Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease, or (y) pursue its remedy under as provided below. In the event Landlord elects to exercise its rights under the foregoing item (x), (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within thirty (30) days after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

20.5 The L-C shall also provide that Landlord may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, as a part of the assignment by Landlord of its rights and interests in and to this Lease. In the event of a transfer of Landlord’s interest in under this Lease, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said L-C to a new landlord. In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith; provided that, Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within ten (10) days after Tenant’s receipt of an invoice from Landlord therefor. In connection with any Transfer permitted under this Lease, such transferee may replace the existing L-C with a substitute L-C meeting the requirements of this Article 20.

20.6 Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws. Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 20 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

20.7 Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C. No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner. Tenant shall not request or instruct the Bank of any L-C to refrain from paying sight draft(s) drawn under such L-C.

20.8 Tenant unconditionally and irrevocably waives (and as an independent covenant hereunder, covenants not to assert) any right to claim or obtain any of the following relief in connection with the L-C:

20.8.1 A temporary restraining order, temporary injunction, permanent injunction, or other order that would prevent, restrain or restrict the presentment of sight drafts drawn under any L-C or the Bank’s honoring or payment of sight draft(s); or

20.8.2 Any attachment, garnishment, or levy in any manner upon either the proceeds of any L-C or the obligations of the Bank (either before or after the presentment to the Bank of sight drafts drawn under such L-C) based on any theory whatever.

ARTICLE 21

COMPLIANCE WITH LAW

21.1 In General. Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, other than the making of structural changes or changes to the Building’s life safety system (collectively the “Excluded Changes”); provided, however, to the extent such Excluded Changes are required due to or triggered by Tenant’s improvements or alterations to and/or manner of use of the Premises, Landlord shall perform such work, at Tenant’s cost (which shall be paid by Tenant to Landlord within ten (10) days after Tenant’s receipt of invoice therefor from Landlord). In addition, Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Project, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant. Notwithstanding the foregoing, Landlord shall perform the initial Tenant Improvements pursuant to Exhibit B to this Lease in compliance with all applicable laws.

21.2 California Accessibility Disclosure. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp). In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and forever waives its rights to obtain a CASp inspection with respect to the Premises to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws now or hereafter in effect, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection of the Premises, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before the date that is sixty (60) days after the Lease Commencement Date; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days’ prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (4) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”); (C) Tenant shall deliver a copy of any CASp Reports to Landlord within three (3) business days after Tenant’s receipt thereof; (D) in addition to Tenant’s obligations in Article 7 above, Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards disclosed by such CASp inspection; and (E) if such CASp inspection identifies any improvements, alterations, modifications and/or repairs necessary to correct violations of construction-related accessibility standards relating to those items of the Building and Project located outside the Premises that are Landlord’s obligation to perform as set forth in Section 7.2 and/or Section 21.1 above, then Landlord shall perform such improvements, alterations, modifications and/or repairs as and to the extent required by applicable laws to correct such violations, and, in addition to Tenant’s reimbursement obligations in Section 21.1 above, Tenant shall reimburse Landlord for the cost of such improvements, alterations, modifications and/or repairs within ten (10) business days after Tenant’s receipt of an invoice therefor from Landlord.

ARTICLE 22

ENTRY BY LANDLORD

Landlord (or Landlord’s property manager) reserves the right at all reasonable times and upon reasonable notice to Tenant to enter the Premises in compliance with Tenant’s customary and reasonable security and confidentiality policies to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground lessors; (iii) to post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building, or as Landlord may otherwise reasonably desire or deem necessary. Notwithstanding anything to the contrary contained in this Article 22, Landlord may enter the Premises at any time, without notice to Tenant, in emergency situations and/or to perform services required of Landlord pursuant to this Lease, if any. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 23

PARKING

Throughout the Lease Term (including any Option Term), Tenant shall have the right to use, on a “first-come, first-serve” basis, in common with other tenants of the Building and free of parking charges, the number of unreserved parking spaces set forth in Section 12 of the Summary, which unreserved parking spaces are located in the Parking Facilities servicing the Building as shall be designated by Landlord from time to time for unreserved parking for the tenants of the Building. Tenant’s continued right to use the parking spaces is conditioned upon (i) Tenant abiding by (A) the Parking Rules and Regulations which are in effect on the date hereof, as set forth in the attached Exhibit C and all modifications and additions thereto which are prescribed from time to time for the orderly operation and use of the Parking Facilities by Landlord, and/or Landlord’s Parking Operator (as defined below), (B) all rules and regulations which are prescribed from time to time by any common area association of the Project having rights over the Parking Facilities, and (C) all recorded covenants, conditions and restrictions affecting the Building and/or the Project, and (ii) upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with the Parking Rules and Regulations (and all such modifications and additions thereto, as the case may be), any such other rules and regulations and covenants, conditions and restrictions. Landlord (and/or any other owners of Marina Village) specifically reserve the right to change the size, configuration, design, layout, location and all other aspects of the

Parking Facilities (including without limitation, implementing paid visitor parking), and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to any or all of the Parking Facilities. Landlord may delegate its responsibilities hereunder to a parking operator (the “Parking Operator”) in which case the Parking Operator shall have all the rights of control attributed hereby to Landlord. Any parking tax or other charges imposed by governmental authorities in connection with the use of such parking shall be paid directly by Tenant or the parking users, or, if directly imposed against Landlord, Tenant shall reimburse Landlord for all such taxes and/or charges within ten (10) days after Landlord’s demand therefor. The parking rights provided to Tenant pursuant to this Article 23 are provided solely for use by Tenant’s own personnel and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except in connection with an assignment of this Lease or sublease of the Premises made in accordance with Article 14 above. All visitor parking by Tenant’s visitors shall be subject to availability, as reasonably determined by Landlord (and/or the Parking Operator, as the case may be), parking in such visitor parking areas as may be designated by Landlord (and/or the Parking Operator and/or any common area association of the Project having rights over the Parking Facilities) from time to time, and payment by such visitors of the prevailing visitor parking rate (if any) charged by Landlord (and/or the Parking Operator and/or such common area association) from time to time.

ARTICLE 24

MISCELLANEOUS PROVISIONS

24.1 Terms; Captions. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

24.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 above.

24.3 No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

24.4 Modification of Lease. If any current or prospective mortgagee or ground lessor for the Project requires modifications to this Lease, which modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. If Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant shall execute such short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor.

24.5 Transfer of Landlord’s Interest. Landlord has the right to transfer all or any portion of its interest in the Project, the Building and/or in this Lease, and upon any such transfer, Landlord shall automatically be released from all liability under this Lease and Tenant shall look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Project and such transferee shall be without personal liability under this Lease, and

Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Landlord may also assign its interest in this Lease to a mortgage lender as additional security but such assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

24.6 Prohibition Against Recording. Except as provided in Section 24.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

24.7 Landlord’s Title; Air Rights. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

24.8 Tenant’s Signs.

24.8.1 Identification Sign. Tenant shall be entitled to one (1) identification sign on or near the entry doors of the Premises (the “Identification Sign”). Landlord shall pay for the initial installation of the Identification Sign and Tenant shall pay for any additions, deletions or modifications to the Identification Sign; provided, however, any additions, deletions or modifications to the Identification Sign shall be subject to the prior written approval of Landlord, in Landlord’s sole discretion. The Identification Sign shall be installed by a signage contractor designated by Landlord. The location, quality, design, style and size of the Identification Sign shall be consistent with the Landlord’s Building standard signage program and shall be subject to Landlords prior written approval, in its reasonable discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of the Identification Sign and the repair of all damage to the Building caused by such removal.

24.8.2 No Other Signs. Except for the Identification Sign, Tenant may not install any signs on the exterior or roof of the Building, the Other Existing Buildings or the common areas of the Building or the Project. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole and absolute discretion.

24.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

24.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

24.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.

24.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

24.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

24.14 Landlord Exculpation. Notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary. the liability of Landlord and the Landlord Parties under this Lease (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the ownership interest of Landlord in the Project (excluding any proceeds thereof), and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

24.15 Entire Agreement. There are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

24.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building, the Other Existing Buildings and/or in any other building and/or any other portion of the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Project. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building, the Other Existing Buildings or Project.

24.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease and except with respect to Tenant’s obligations under the Tenant Work Letter (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

24.18 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

24.19 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is mailed as provided in this Section 24.19 or upon the date personal delivery is made or rejected. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground lessor, Tenant shall give to such mortgagee or ground lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

24.20 Joint and Several. If there is more than one person or entity executing this Lease as Tenant, the obligations imposed upon such persons and entities under this Lease are and shall be joint and several.

24.21 Authority. Each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Project is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so. Tenant confirms that it is not in violation of any executive order or similar governmental regulation or law, which prohibits terrorism or transactions with suspected or confirmed terrorists or terrorist entities or with persons or organizations that are associated with, or that provide any form of support to, terrorists. Tenant further confirms that it will comply throughout the Term of this Lease, with all governmental laws, rules or regulations governing transactions or business dealings with any suspected or confirmed terrorists or terrorist entities, as identified from time to time by the U.S. Treasury Department’s Office of Foreign Assets Control or any other applicable governmental entity.

24.22 Jury Trial; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

24.23 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state in which the Project is located.

24.24 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

24.25 Brokers. Landlord and Tenant each hereby represents and warrants to the other party that it (i) has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (collectively, the “Brokers”), and (ii) knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all Claims with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent in connection with this Lease other than the Brokers.

24.26 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Project or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

24.27 Building Name and Signage. Landlord shall have the right at any time to change the name(s) of the Building, the Other Existing Buildings and Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Building, the Other Existing Buildings and any portion of the Project as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the names of the Building, the Other Existing Buildings or Project or use pictures or illustrations of the Building, the Other Existing Buildings or Project in advertising or other publicity, without the prior written consent of Landlord.

24.28 Building Directory. Landlord shall include Tenant’s name and location in the Building on one (1) line on the Building directory. The initial cost of such directory signage shall be paid for by Landlord, but any subsequent charges thereto shall be at Tenant’s cost.

24.29 Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

24.30 Landlord’s Construction. Except as specifically set forth in this Lease or in the Tenant Work Letter: (i) Landlord has no obligation to alter, remodel, improve, renovate, repair or decorate the Premises, the Building, the Other Existing Buildings, the Project, or any part thereof; and (ii) no representations or warranties respecting the condition of the Premises, the Building, the Other Existing Buildings or the Project have been made by Landlord to Tenant. Tenant acknowledges that prior to and during the Lease Term, Landlord (and/or any common area association) will be completing construction and/or demolition work pertaining to various portions of the Other Existing Buildings, and/or the Project, including without limitation, landscaping and tenant improvements for premises for other tenants and, at Landlord’s sole election, such other buildings, improvements, landscaping and other facilities within or as part of the Project as Landlord (and/or such common area association) shall from time to time desire (collectively, the “Construction”). In connection with such Construction, Landlord may, among other things, erect scaffolding or other necessary structures in the Other Existing Buildings, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Other Existing Buildings and/or the Project, which work may create noise, dust or leave debris in the Building, the Other Existing Buildings and/or the Project. Tenant hereby agrees that such Construction and Landlord’s actions in connection with such Construction shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from such Construction, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from such Construction or Landlord’s actions in connection with such Construction, or for any inconvenience or annoyance occasioned by such Construction or Landlord’s actions in connection with such Construction. Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant’s use and occupancy of the Premises in connection with such Construction.

24.31 Substitution of Other Premises. Intentionally deleted.

24.32 Access to the Premises. Subject to the terms of this Lease, including but not limited to, the Rules and Regulations, Tenant and its employees shall have access to the Premises twenty-four (24) hours per day, 365 days per year.

ARTICLE 25

OPTION TO RENEW

25.1 Tenant shall have one (1) option (the “Option”) to extend the Lease Term for a period of five (5) years (the “Option Term”), which Option shall be exercisable by written notice delivered by Tenant to Landlord as provided in Section 25.1.1., below, provided that Tenant has not committed a default under this Lease as of the date of delivery of such notice. The Option to extend the Lease Term shall be exercisable by Tenant only if the originally named Tenant is in possession of one hundred percent (100%) of the Premises.

25.1.1 Exercise of Option. The Option may be exercised by Tenant, if at all, by delivering written notice (the “Option Notice”) to Landlord not more than twelve (12) months nor less than nine (9) months prior to the expiration of the Term, stating that Tenant is exercising its option. The Option Notice shall be fully binding on Tenant and shall be irrevocable. Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant within thirty (30) days of Landlord’s receipt of the Option Notice setting forth the “Option Rent,” as that term is defined in Section 25.1.2, below, which shall be applicable to the Lease during the Option Term. On or before the date ten (10) business days after Tenant’s receipt of the Option Rent Notice, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice by delivering written notice thereof to Landlord, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 25.1.3, below. If Tenant does not so object within such ten (10) business day period, the Option Rent applicable during the Option Term shall be the amount set forth in the Option Rent Notice.

25.1.2 Option Rent. The rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the prevailing annual market rental value for comparable space in other first class office and research and development buildings located in the Project and in the vicinity of the Project (“Comparable Buildings”) (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants, as of the commencement of the Option Term, are leasing non-renewal, non-sublease, non-encumbered, non-equity space in Comparable Buildings for a comparable term.

25.1.3 Determination of Option Rent. The Option Rent Notice shall contain Landlord’s good faith estimate of the Option Rent for the Premises for the Option Term. In the event Tenant timely and appropriately objects to the Option Rent, Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within ten (10) days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then Tenant may give written notice (“Appraisal Notice”) to Landlord that Tenant desires to have the Option Rent determined by appraisal pursuant to the procedures set forth in Sections 25.1.3.1 through 25.1.3.5, below. If Tenant fails to give the Appraisal Notice to Landlord on or before the Outside Agreement Date, the Option Rent shall be the amount set forth in the Option Rent Notice.

25.1.3.1 Within ten (10) days after Landlord’s receipt of the Appraisal Notice in accordance with this Section, Landlord and Tenant shall agree upon a list of three (3) independent, unaffiliated real estate brokers with at least ten (10) years’ full-time experience brokering commercial office properties within ten (10) miles of the Project. Within five (5) days after agreement upon the list of brokers, Landlord and Tenant shall meet and each shall have the right to disqualify one (1) of the brokers until only one (1) broker (“Arbitrator”) has not been disqualified by either Landlord or Tenant.

25.1.3.2 Within fifteen (15) days after the appointment of the Arbitrator, the parties shall each submit their determination of the Option Rent to the Arbitrator and the Arbitrator shall independently determine the Option Rent. The Option Rent shall equal the Option Rent submitted by Landlord or Tenant that is closest to the Option Rent determined by the Arbitrator. The Arbitrator shall not divulge to Landlord or Tenant the Option Rent determined by the Arbitrator until both parties instruct it to do so in writing. The determination of the Arbitrator in accordance with this Section 25.1.3 shall be final and binding on the parties and a judgment may be rendered thereon in a court of competent jurisdiction.

25.1.3.3 If the parties fail to select the three (3) qualified brokers or the Arbitrator, either Landlord or Tenant by giving ten (10) days’ notice to the other party, can apply to the American Arbitration Association office in the county in which the Premises is located for the selection of the Arbitrator who meets the qualifications stated in this Section.

25.1.3.4 The cost of arbitration shall be paid by Landlord and Tenant equally.

25.1.3.5 During the period requiring the adjustment of Base Rent to Option Rent, Tenant shall pay, as Base Rent pending such determination, the Base Rent in effect for the Premises immediately prior to such adjustment; provided, however, that upon the determination of the applicable Option Rent, Tenant shall pay Landlord the difference between the amount of Base Rent Tenant actually paid and Option Rent immediately upon the determination of the Option Rent.

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IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:

G&I IX MARINA VILLAGE OFFICE PARK LP, a Delaware limited partnership

By:	G&I IX Marina Village OP GP LLC, a Delaware limited liability company its General Partner

	By:	/s/ Valla Brown
Name: Valla Brown
	Its:	Vice President

“Tenant”:

SCRIBE THERAPEUTICS INC., a Delaware corporation

By:	/s/ Benjamin Oakes
Name: Benjamin Oakes
Its:	President & CEO

By:	/s/ Stephen Than
Name: Stephen Than
Its:	Secretary

***

If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing. The Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

EXHIBIT A

OUTLINE OF FLOOR PLAN OF PREMISES

[Intentionally omitted]

EXHIBIT A-1

SITE PLAN OF PROJECT

[Intentionally omitted]

EXHIBIT B

TENANT WORK LETTER

[Intentionally omitted]

SCHEDULE 1

SCHEMATIC FLOOR PLAN

[Intentionally omitted]

SCHEDULE 2

INTERIOR ROOMS PROJECT OVERVIEW

[Intentionally omitted]

SCHEDULE 3

EQUIPMENT LIST

[Intentionally omitted]

EXHIBIT C

RULES AND REGULATIONS

[Intentionally omitted]

EXHIBIT D

FORM OF LETTER OF CREDIT

[Intentionally omitted]

EXHIBIT E

FORM OF FIRST AMENDMENT TO LEASE

[Intentionally omitted]

EXHIBIT F

APPROVED HAZARDOUS MATERIALS EXHIBIT

[Intentionally omitted]

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of April 14, 2020, by and between G&I IX MARINA VILLAGE OFFICE PARK LP, a Delaware limited partnership (“Landlord”) and SCRIBE THERAPEUTICS INC., a Delaware corporation (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant entered into that certain Lease dated August 15, 2019 (the “Lease”), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, in that certain Building located at 1150 Marina Village Parkway, Alameda, California.

B. Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning as such terms have in the Lease.

C. Landlord and Tenant desire to amend the Lease to confirm the Lease Commencement Date and the Lease Expiration Date of the Lease Term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation of Dates. The parties hereby confirm that (A) the Lease Commencement Date occurred on May 15, 2020, and (B) the Lease Expiration Date shall occur on July 30, 2025.

2. Base Rent. Monthly Base Rent shall be payable in accordance with the following schedule:

Period	Monthly Installment of Base Rent	Approx. Monthly Base Rental Rate per RSF of Premises
May 15, 2020 – April 30, 2021*	$28,304.00	$2.00
May 1, 2021 – April 30, 2022	$42,456.00	$3.00
May 1, 2022 – April 30, 2023	$60,146.00	$4.25
May 1, 2023 – April 30, 2024	$61,950.38	$4.38
May 1, 2024 – April 30, 2025	$63,808.89	$4.51
May 1, 2025 – July 30, 2025	$65,723.16	$4.64

3. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

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IN WITNESS WHEREOF, this Amendment to Lease has been executed as of the day and year first above written.

Landlord:

G&I IX MARINA VILLAGE OFFICE PARK LP, a Delaware limited partnership
By:	G&I IX Marina Village OP GP LLC, a Delaware limited liability company its General Partner
	By:	/s/ Valla Brown
	Name:	Valla Brown
	Title:	Vice President

Tenant:

SCRIBE THERAPEUTICS INC., a Delaware corporation

By:	/s/ Benjamin Oakes
Name:	Benjamin Oakes
Title:	President and CEO
(Chairman of Board, President or Vice President)

By:	/s/ Stephen Thau
Name:	Stephen Thau
Title:	Secretary
(Secretary, Assistant Secretary, CFO or Assistant Treasurer)

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE dated June 4, 2021 (this “Second Amendment”) is entered into by and between G&I IX MARINA VILLAGE OFFICE PARK LP, a Delaware limited partnership (“Landlord”), and SCRIBE THERAPEUTICS INC., a Delaware corporation (“Tenant”), with reference to the following:

R E C I T A L S

WHEREAS, Landlord and Tenant entered into that certain Lease dated August 15, 2019 (the “Original Lease”), as amended by that certain First Amendment to Lease dated April 14, 2020 (the “First Amendment”) by and between Landlord and Tenant (collectively, the “Lease”), whereby Tenant leases certain premises (the “Original Premises”) consisting of approximately 14,152 rentable square feet of space and comprising the entire building commonly known as “Shipway 3” located at 1150 Marina Village Parkway, Alameda, California (the “Shipway 3 Building”). All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; and

WHEREAS, Landlord and Tenant desire by this Second Amendment to amend the Lease in order to, among other things, (a) extend the Lease Term for an additional ninety (90) full calendar month period commencing on the Expansion Date (as defined below), (b) expand the Original Premises leased by Tenant under the Lease to include certain additional premises (the “Additional Premises”) consisting of approximately 14,255 rentable square feet and comprising the entire building commonly known as “Shipway 4” located at 1100 Marina Village Parkway, Alameda, California (the “Shipway 4 Building”); (c) provide for the Rent to be paid by Tenant for the Additional Premises for the remainder of the initial Lease Term; (d) provide for Rent to be paid by Tenant for the Expanded Premises during the Extension Term (as such terms are defined below); and (e) further amend, modify and supplement the Lease as set forth herein.

NOW, THEREFORE, in consideration of the Expanded Premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2. Extension of Lease Term. Landlord and Tenant acknowledge that the Lease Term expires according to the terms of the Lease on July 31, 2025 (stated in error in the First Amendment as July 30, 2025). Notwithstanding anything to the contrary contained in the Lease, Landlord and Tenant agree that the Lease Expiration Date shall be extended such that the Lease Term shall expire on the last day of the ninetieth (90th) full calendar month after the Expansion Date (the “New Lease Expiration Date”), unless sooner terminated in accordance with the terms of the Lease. The period from August 1, 2025 through the New Lease Expiration Date shall be referred to herein as the “Extension Term.” Tenant acknowledges that Tenant has no option or right to extend the Lease Term beyond the Extension Term, except as expressly provided in Article 25 of the Original Lease (provided that the Option shall apply to the entire Expanded Premises and not a portion thereof).

3. Expansion; Description of Premises. Commencing on the date (the “Expansion Date”) of “Substantial Completion” of the “Additional Premises Improvements”, as such terms are defined in the Tenant Work Letter attached as Exhibit B to this Second Amendment (the “Tenant Work Letter”), Landlord shall lease to Tenant, and Tenant shall lease from Landlord, the Additional Premises as shown on Exhibit A attached hereto and incorporated herein by this reference, upon all of the terms and conditions of the Lease except as otherwise set forth herein. Therefore, the Lease is hereby amended such that, from and after the Expansion Date, all references in the Lease to (a) the “Premises” shall mean and refer to the entirety of the space in the Original Premises and the Additional Premises, which is approximately 28,407 rentable square feet and consists of the entire buildings located at 1100 and 1150 Marina Village Parkway, Alameda, California (the entirety of such space is referred to herein as the “Expanded Premises”), and (b) the “Building” shall mean and refer to the Shipway 3 Building with respect to the Original Premises and the Shipway 4 Building with respect to the Additional Premises. Notwithstanding anything to the contrary contained herein, Landlord shall not be obligated to deliver possession of the Additional Premises to Tenant until Tenant has provided to Landlord evidence of liability and property insurance coverage covering the Additional Premises pursuant to Section 10.3 of the Original Lease. Landlord shall deliver to Tenant a Notice of Expansion Date in a form similar to that attached hereto as Exhibit C, which Tenant shall execute and return to Landlord within five (5) business days of receipt thereof. In the event that Substantial Completion of the Additional Premises Improvements has not occurred on or before January 1, 2023 (the “Termination Date”), as such Termination Date shall be extended for any delay caused by Force Majeure or Tenant Delays, Tenant shall have the right to terminate this Second Amendment and Tenant’s lease of the Additional Premises by giving Landlord written notice within ten (10) days after the Termination Date. If Tenant timely gives such notice to Landlord, then (i) this Second Amendment shall be void and of no further force or effect ten (10) days after Landlord’s receipt of Tenant’s notice, (ii) Tenant shall surrender any portion of the Temporary Office Premises (as defined below) occupied by Tenant in accordance with the terms of this Second Amendment, and (iii) Tenant and Landlord shall have no further rights or obligations to each other pursuant to this Second Amendment.

4. Monthly Base Rent for the Additional Premises During the Remainder of the Initial Lease Term and the Extension Term. Notwithstanding anything to the contrary contained in the Lease and in addition to paying all other amounts due under the Lease, including, without limitation, monthly Base Rent for the Original Premises set forth in the Lease and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs with respect to the Expanded Premises in accordance with Section 7 below, Tenant shall pay monthly Base Rent for the Additional Premises during the period commencing on the Expansion Date and continuing during the remainder of the initial Lease Term and the Extension Term according to the following schedule:

Months	Monthly Installment of Base Rent	Approximate Monthly Rental Rate Per RSF
Expansion Date – 12*	$69,849.50	$4.90
13 – 24	$71,944.99	$5.05
25 – 36	$74,103.33	$5.20
37 – 48	$76,326.43	$5.35
49 – 60	$78,616.23	$5.51
61 – 72	$80,974.71	$5.68
73 – 84	$83,403.96	$5.85

Months	Monthly Installment of Base Rent	Approximate Monthly Rental Rate Per RSF
95 – 90	$85,906.07	$6.03

*	Subject to abatement of monthly Base Rent for the Additional Premises for the first (1st) six (6) full calendar months after the Expansion Date pursuant to Section 5 below.

5. Abatement of Six (6) Months of Base Rent for the Additional Premises. Notwithstanding anything to the contrary contained in the Lease and provided that Tenant is not in default under this Lease beyond the expiration of all applicable notice and cure periods, Landlord and Tenant hereby agree that for the first (1st) six (6) full calendar months after the Expansion Date, the monthly Base Rent due for the Additional Premises (i.e., $69,849.50 per month) shall be fully abated (the “Abated Rent”); provided, that Tenant shall remain liable for payment of all other monetary obligations required to be paid by Tenant under the Lease, including, but not limited to, payment of monthly Base Rent for the Original Premises and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs with respect to the Expanded Premises in accordance with Section 7 below. In the event of a default by Tenant under the terms of this Lease beyond the expiration of any applicable notice and cure periods that results in the early termination of this Lease during the Lease Term pursuant to the provisions of Article 19 of the Lease, then as a part of the recovery set forth in such Article 19 below, Landlord shall be entitled to recover the Abated Rent.

6. Monthly Base Rent for the Original Premises During the Extension Term. Notwithstanding anything to the contrary contained in the Lease and in addition to paying all other amounts due under the Lease, including, without limitation, monthly Base Rent for the Additional Premises set forth in Section 4 above and Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs with respect to the Expanded Premises, Tenant shall pay monthly Base Rent for the Original Premises during the Extension Term according to the following schedule:

Months	Monthly Installment of Base Rent	Approximate Monthly Rental Rate Per RSF
August 1, 2025 – 48	$67,646.56	$4.78
49 – 60	$69,725.70	$4.93
61 – 72	$71,817.47	$5.07
73 – 84	$73,971.99	$5.23
85 – 90	$76,191.15	$5.38

7. Tenant’s Share. Effective as of the Expansion Date and in addition to paying all other amounts due under the Lease, including, without limitation, the monthly Base Rent for the Original Premises set forth in the Lease and Section 6 above and the monthly Base Rent for the Additional Premises set forth in Section 4 above, Tenant shall pay Tenant’s Share of Operating Expenses, Tax Expenses and Utilities Costs allocable to the Expanded Premises in accordance with the terms and provisions of Article 4 of the Original Lease. For such purpose, effective as of the Expansion Date, Tenant’s Share set forth in Section 9 of the Summary shall be adjusted to 100% of the Shipway 3 Building and 100% of the Shipway 4 Building to reflect the Expanded Premises.

8. Condition of the Additional Premises. Except as expressly set forth herein, in the Lease or in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Additional Premises. Tenant acknowledges that neither Landlord nor any agent nor any employee of Landlord has made any representations or warranty with respect to the Additional Premises except as specifically set forth in the Lease, this Second Amendment or the Tenant Work Letter. Notwithstanding anything herein to the contrary, Landlord shall deliver the Additional Premises to Tenant with the Building systems and utilities serving the Additional Premises in good working order as of the Expansion Date and upgraded if necessary to facilitate Tenant’s intended use of the Premises as a molecular biology lab, consistent with the requirements of the Tenant Work Letter, and shall repair, at Landlord’s sole cost and expense (and not as an Operating Expense) any deficiency existing as of the Expansion Date with respect thereto of which Tenant provides written notice to Landlord within sixty (60) days after the Expansion Date (provided that such sixty (60) day time period shall not reduce or limit the one year warranty provided in the Tenant Work Letter). If the Additional Premises are not in the required condition as of the Expansion Date, Landlord shall, except as otherwise provided in this Lease, promptly after receipt of written notice from Tenant setting forth with specificity the nature and extent of such non-compliance, commence to rectify same at Landlord’s expense. If Tenant does not give Landlord written notice of a non-compliance with this condition within sixty (60) days after the Expansion Date, correction of that non-compliance shall be the obligation of the party responsible under this Lease (except for the one year warranty provided in the Tenant Work Letter). The foregoing shall not be deemed to require Landlord to replace any of the systems, as opposed to repair any systems, except to the extent necessary for such systems to be in good working order.

9. Temporary Office Space. At any time prior to the Expansion Date within thirty (30) days’ of Tenant’s written request to Landlord, Landlord shall provide Tenant with the temporary use and occupancy of at least 1,500 rentable square feet of office space with appropriate utilities to support general office use within the building located at 1301 Marina Village Parkway, Alameda, CA or a substantially similar building (the “Temporary Office Space”) within the Project, commencing on the date Landlord delivers the Temporary Office Space to Tenant and terminating on the date (the “Temporary Space Expiration Date”) fifteen (15) days after the date of Substantial Completion of the Additional Premises Improvements in the Additional Premises (“Temporary Office Space Term”). The terms and conditions of the Lease (including, without limitation, those concerning indemnification, insurance and maintenance and repair obligations) shall apply to Tenant’s use and occupancy of the Temporary Office Space as if the Temporary Office Space were a part of the Premises for all purposes under the Lease; provided, that, notwithstanding anything to the contrary contained in the Lease, (a) except for Landlord’s obligation to provide utilities pursuant to this Section 9, Tenant shall accept the Temporary Space in its “As-Is” condition without representation, warranty or any improvements by Landlord of any kind, (b) Tenant shall not be required to pay Base Rent during the Temporary Office Space Term, but Tenant shall be required to pay (i) Tenant’s Share of Operating Expenses allocable to the Temporary Office Space as reasonably determined by Landlord, plus (ii) Tenant’s Share of Tax Expenses allocable to the Temporary Office Space as reasonably determined by Landlord, plus (iii) Tenant’s Share of Utilities Costs allocable to the Temporary Office Space as reasonably determined by Landlord, (c) Tenant shall have no right to make any Alterations to the Temporary Office Space, (d) Tenant shall have no right to lease the Temporary Office Space beyond the Temporary Space Expiration Date, and (e) if Tenant fails to vacate, surrender and deliver the

Temporary Office Space in the manner required by the Lease by the Temporary Space Expiration Date, commencing on the date immediately succeeding the Temporary Space Expiration Date, Tenant shall pay to Landlord rent for the Temporary Office Space equal to the prevailing market rental value for comparable space in Comparable Buildings. Tenant shall be responsible for setting up and installing all furniture, fixtures and equipment, including without limitation, Tenant’s permitted voice/data infrastructure cabling, in the Temporary Space.

10. Tenant’s Rights. For so long as Tenant is Leasing the entire Shipway 3 Building and the entire Shipway 4 Building, Tenant shall have the exclusive use of the loading area between the Shipway 3 Building and the Shipway 4 Buildings, subject to the provisions of the Lease, including Section 1.1.3 of the Lease.

11. Lease Amendments. Upon execution hereof, the Lease shall be amended as follows:

a. Section 24.29 shall be deleted in its entirety and replaced with the following:

“Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants, except as required by applicable law.”

b. Exhibit C (Rules and Regulations) shall be deleted in its entirety and replaced with the Amended and Restated Rules and Regulations attached hereto as Exhibit D.

12. Inspection by a CASp in Accordance with Civil Code §1938. Landlord hereby informs Tenant that the Expanded Premises have not undergone inspection by a Certified Access Specialist (CASp). The foregoing verification is included in this Second Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease. Tenant hereby acknowledges that the Project, the Shipway 3 Building, the Shipway 4 Building and the Expanded Premises have not undergone inspection by a CASp. As required by Section 1938 of the California Civil Code, Landlord hereby states as follows: “A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree that any CASp inspection requested by Tenant shall be conducted by a CASp inspector approved by Landlord at Tenant’s sole cost and expense and any repairs necessary to correct violations of construction-related accessibility standards within the Expanded Premises disclosed by such inspection shall be performed by Tenant at its sole cost and expense.

13. Parking. Notwithstanding anything in the Lease to the contrary, Tenant shall have the right to use eighty five (85) unreserved parking spaces (i.e., 3 unreserved parking spaces for every 1,000 rentable square feet of the Expanded Premises.

14. Generator. Landlord and Tenant acknowledge that Tenant may use the existing emergency power generator serving the Original Premises described in Section 6.6 of the Original Lease (the “Generator”) in connection with Tenant’s operations in the Additional Premises. At Tenant’s sole cost and expense the Generator shall be connected to the Additional Premises as part of the Additional Premises Improvements set forth in the Tenant Work Letter.

15. Relocation. In the event that Tenant desires to relocate within the Project to any of the entire buildings located at 200, 400, 500 or 600 Wind River Way or 960 Atlantic Ave, 1151 Marina Village Parkway or 1135 Atlantic Ave (each, a “Relocation Building”), provided that such Relocation Building is available for lease, and Landlord and Tenant mutually agree on the terms of such relocation, Landlord agrees to release Tenant from its obligations under the Lease with respect to the Expanded Premises arising after the date of such relocation.

16. Letter of Credit. Within thirty (30) days following Tenant’s execution of this Second Amendment, Tenant shall deliver to Landlord an amendment to the existing L-C issued by Silicon Valley Bank and currently held by Landlord under the Lease, which amendment shall be in form and substance reasonably satisfactory to Landlord, amending the final expiration date of the Letter of Credit to be not earlier than one hundred twenty (120) days following the expiration of the Extension Term. Section 20.3 of the Original Lease is hereby deleted in its entirety and of no further force or effect.

17. Identification Sign. Tenant shall be entitled to one (1) identification sign on or near the entry doors of the Additional Premises (the “Additional Premises Identification Sign”). Landlord shall pay for the initial installation of the Additional Premises Identification Sign and Tenant shall pay for any additions, deletions or modifications to the Additional Premises Identification Sign; provided, however, any additions, deletions or modifications to the Additional Premises Identification Sign shall be subject to the prior written approval of Landlord, in Landlord’s sole discretion. The Additional Premises Identification Sign shall be installed by a signage contractor designated by Landlord. The location, quality, design, style and size of the Additional Premises Identification Sign shall be consistent with the Landlord’s Building standard signage program and shall be subject to Landlord’s prior written approval, in its reasonable discretion. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of the Additional Premises Identification Sign and the repair of all damage to the Shipway 4 Building caused by such removal.

18. Estoppel. Tenant hereby certifies and acknowledges, that as of the date hereof (a) Landlord is not in default in any respect under the Lease, (b) Tenant does not have any defenses to its obligations under the Lease, (c) Landlord is currently holding a L-C in the amount of $675,000 under the Lease, and (d) there are no offsets against rent payable under the Lease. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Second Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Second Amendment; and (iii) Landlord is relying on such representations in entering into this Second Amendment.

19. Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not entered into any agreement or taken any other action which might result in any obligation on the part of Landlord to pay any brokerage commission, finder’s fee or other compensation with respect to this Second Amendment, and Tenant agrees to indemnify and hold Landlord harmless from and against any losses, damages, costs or expenses (including without limitation, attorneys’ fees) incurred by Landlord by reason of any breach or inaccuracy of such representation or warranty.

20. Landlord’s Address for Notices. Landlord’s address for notices under Section 3 of the Summary and for all other purposes under the Lease (except for payment of Rent) is hereby amended as follows:

Notice Address:	G&I IX Marina Village Office Park LP c/o DRA Advisors LLC 575 Fifth Avenue, 38th Floor New York, NY 10017 Attention: Asset Manager

With copies to:

CBRE 2020 Challenger Drive, Suite 101 Alameda, CA 94501 Attention: Property Manager Email: [*]

and

Blue Rise Ventures LLC 2020 Challenger Drive, Suite 101 Alameda, CA 94501 Attention: [*]

and

Ziontz & Radick LLP 233 Wilshire Blvd., Suite 600 Santa Monica, CA 90401 Attention: [*]

21. Landlord’s Limitation of Liability. It is expressly understood and agreed that notwithstanding anything in the Lease (as hereby amended) to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord under the Lease, as hereby amended

(including any successor Landlord) and any recourse by Tenant against Landlord shall be limited solely and exclusively to the interest of Landlord in and to the Shipway 3 Building and the Shipway 4 Building, and neither Landlord, nor any of its constituent members or partners, shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant. Under no circumstances shall Landlord be liable for injury to Tenant’s business or for any loss of income or profit therefrom.

22. Landlord Exculpation. No present or future officer, director, employee, trustee, partner, member, manager or agent of Landlord shall have any personal liability, directly or indirectly, and recourse shall not be had against any such officer, director, employee, trustee, partner, member, manager or agent under or in connection with the Lease, as hereby amended, or any other document or instrument heretofore or hereafter executed in connection with the Lease, as hereby amended. Tenant hereby waives and releases any and all such personal liability and recourse. The limitations of liability provided in this Section are in addition to, and not in limitation of, any limitation on liability applicable to Landlord provided by law or in any other contract, agreement or instrument.

23. Ratification. Except as otherwise specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the Lease and this Second Amendment, this Second Amendment shall control.

24. Attorneys’ Fees. Should either party institute any action or proceeding to enforce or interpret this Second Amendment or any provision thereof, for damages by reason of any alleged breach of this Second Amendment or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all cost and expenses, including actual attorneys’ and other fees, reasonably incurred in good faith by the prevailing party in connection with such action or proceeding. The term “attorneys’ and other fees” shall mean and include attorneys’ fees, accountants’ fees, and any and all consultants’ and other similar fees incurred in connection with the action or proceeding and preparations therefore. The term “action or proceeding” shall mean and include actions, proceedings, suits, arbitrations, appeals and other similar proceedings.

25. Submission. Submission of this Second Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Second Amendment unless and until this Second Amendment is fully signed and delivered by Landlord and Tenant.

26. Counterparts; Facsimile, Electronic and Emailed Signatures. This Second Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A signed copy of this Second Amendment transmitted by facsimile, email, DocuSign or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Second Amendment for all purposes.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, this Second Amendment has been executed by the parties as of the date first referenced above.

“Landlord”

G&I IX MARINA VILLAGE OFFICE PARK LP, a Delaware limited partnership

By:	G&I IX MARINA VILLAGE OP GP LLC, a Delaware limited liability company, its General Partner

	By:	/s/ David Gray
	Name:	David Gray
	Title:	Vice President

“Tenant”

SCRIBE THERAPEUTICS INC., a Delaware corporation

By:	/s/ Benjamin Oakes
Name:	Benjamin Oakes
Title:	President & CEO

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE dated January 25, 2022 (this “Third Amendment”) is entered into by and between G&I IX MARINA VILLAGE OFFICE PARK LP, a Delaware limited partnership (“Landlord”), and SCRIBE THERAPEUTICS INC., a Delaware corporation (“Tenant”), with reference to the following:

R E C I T A L S

WHEREAS, Landlord and Tenant entered into that certain Lease dated August 15, 2019 (the “Original Lease”), as amended by that certain First Amendment to Lease dated April 14, 2020 by and between Landlord and Tenant, and that certain Second Amendment to Lease dated June 4, 2021 (the “Second Amendment”) by and between Landlord and Tenant (collectively, the “Lease”), whereby Tenant leases certain premises (the “Premises”) consisting of approximately 28,407 rentable square feet of space and comprising the entire building commonly known as “Shipway 3” located at 1150 Marina Village Parkway, Alameda, California, and the entire building commonly known as “Shipway 4” located at 1100 Marina Village Parkway, Alameda, California. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease; and

WHEREAS, Landlord and Tenant desire by this Third Amendment to amend the Lease in order to, among other things, increase the Additional Premises Improvement Allowance under the Second Amendment by an additional $235,000.00.

NOW, THEREFORE, in consideration of the Premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Recitals. The Recitals set forth above are incorporated herein as though set forth in full herein.

2. Increase in the Additional Premises Improvement Allowance. Landlord and Tenant acknowledge that Tenant is entitled to a one-time tenant improvement allowance (the “Improvement Allowance”) under the Second Amendment in the amount of $3,207,375.00. Landlord hereby agrees to increase the Additional Premises Improvement Allowance by an additional $235,000.00. In that regard, Section2.1 of the Tenant Work Letter attached as Exhibit B to the Second Amendment and all references in the Second Amendment to the “Additional Premises Improvement Allowance” are hereby amended to mean $3,442,375.00.

3. Inspection by a CASp in Accordance with Civil Code §1938. Landlord hereby informs Tenant that the Premises have not undergone inspection by a Certified Access Specialist (CASp). The foregoing verification is included in this Third Amendment solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease. Tenant hereby acknowledges that the Project, the Shipway 3 Building, the Shipway 4 Building and the Premises have not undergone inspection by a CASp. As required by Section 1938 of the California Civil Code, Landlord hereby states as follows: “A

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Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.” In furtherance of the foregoing, Landlord and Tenant hereby agree that any CASp inspection requested by Tenant shall be conducted by a CASp inspector approved by Landlord at Tenant’s sole cost and expense and any repairs necessary to correct violations of construction-related accessibility standards within the Premises disclosed by such inspection shall be performed by Tenant at its sole cost and expense.

4. Estoppel. Tenant hereby certifies and acknowledges, that as of the date hereof (a) to Tenant’s actual knowledge, Landlord is not in default in any respect under the Lease, (b) Tenant does not have any defenses to its obligations under the Lease, (c) Landlord is currently holding a L-C in the amount of $675,000 under the Lease, and (d) there are no offsets against rent payable under the Lease. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Third Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Third Amendment; and (iii) Landlord is relying on such representations in entering into this Third Amendment.

5. Brokers. Tenant hereby represents and warrants to Landlord that Tenant has not entered into any agreement or taken any other action which might result in any obligation on the part of Landlord to pay any brokerage commission, finder’s fee or other compensation with respect to this Third Amendment, and Tenant agrees to indemnify and hold Landlord harmless from and against any losses, damages, costs or expenses (including without limitation, attorneys’ fees) incurred by Landlord by reason of any breach or inaccuracy of such representation or warranty.

6. Ratification. Except as otherwise specifically herein amended, the Lease is and shall remain in full force and effect according to the terms thereof. In the event of any conflict between the Lease and this Third Amendment, this Third Amendment shall control.

7. Submission. Submission of this Third Amendment by Landlord to Tenant for examination and/or execution shall not in any manner bind Landlord and no obligations on Landlord shall arise under this Third Amendment unless and until this Third Amendment is fully signed and delivered by Landlord and Tenant.

8. Counterparts; Facsimile, Electronic and Emailed Signatures. This Third Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. A signed copy of this Third Amendment transmitted by facsimile, email, DocuSign or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original executed copy of this Third Amendment for all purposes.

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IN WITNESS WHEREOF, this Third Amendment has been executed by the parties as of the date first referenced above.

“Landlord”

G&I IX MARINA VILLAGE OFFICE PARK LP, a Delaware limited partnership

By:	G&I IX Marina Village OP GP LLC, a Delaware limited liability company, its General Partner

	By:	/s/ Robert Hyman
Name: Robert Hyman
Title: Vice President

“Tenant”

SCRIBE THERAPEUTICS INC., a Delaware corporation

By:	/s/ David Parrot
Name: David Parrot
Title: CFO

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EXHIBIT A

OUTLINE OF ADDITIONAL PREMISES

[Intentionally omitted]

EXHIBIT B

TENANT WORK LETTER

[Intentionally omitted]

EXHIBIT C

NOTICE OF EXPANSION DATE

[Intentionally omitted]

EXHIBIT D

AMENDED AND RESTATED RULES AND REGULATIONS

[Intentionally omitted]